UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

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Kraft Foods Inc.

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IRENE B. ROSENFELD	THREE LAKES DRIVE
CHAIRMAN OF THE BOARD AND	NORTHFIELD, ILLINOIS 60093
CHIEF EXECUTIVE OFFICER
March 30, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the Kraft Foods Inc. 2010 Annual Meeting of Shareholders. We will hold the Annual Meeting at 9:00 a.m. CDT on Tuesday, May 18, 2010, at the North Shore Center for the Performing Arts in Skokie, Illinois. The Center will open to shareholders at 8:00 a.m. CDT.

At the Annual Meeting, you will elect directors; vote on the ratification of the selection of independent auditors; if properly presented at the Annual Meeting, vote on a shareholder proposal; and consider any other business properly presented at the meeting. We will also report on our business and provide time for your questions and comments.

I am pleased to tell you that we are again taking advantage of the U.S. Securities and Exchange Commission rule allowing us to furnish proxy materials to shareholders via the Internet. This process, known as “e-proxy,” has several benefits: (1) it provides you with proxy materials more quickly, (2) it reduces the environmental impact of our Annual Meeting, and (3) it lowers our costs.

On March 30, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2010 Proxy Statement and Annual Report on Form 10-K and to vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Notice.

You will find comprehensive information about our performance in our Annual Report on Form 10-K for the year ended December 31, 2009. We again decided against producing a glossy annual report to reduce costs and use less paper. Instead, we have included with the proxy materials a letter to shareholders highlighting our company’s 2009 financial and business performance.

Only shareholders of record at the close of business on March 11, 2010 are entitled to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may also vote by signing, dating, and mailing your properly executed proxy card or voting instruction form. You may also vote in person at the Annual Meeting. The Proxy Statement and the proxy card or voting instruction form include detailed voting instructions.

Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly. Under new rules adopted by the New York Stock Exchange governing the voting process, if you hold shares through a broker, bank, or other nominee and you do not instruct your broker, bank, or other nominee how to vote, your shares will not be voted on the election of directors or the shareholder proposal. So please vote your shares. Your vote is important to us.

Please register in advance if you would like to attend the Annual Meeting. The pre-registration instructions are included in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

Kraft Foods Inc.’s Proxy Statement and Annual Report on Form 10-K

are available at http://materials.proxyvote.com/50075N.

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on Tuesday, May 18, 2010.

PLACE:	North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1)	Election of the 12 directors named in the Proxy Statement;

(2)	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2010;

(3)	If properly presented at the meeting, vote on a shareholder proposal regarding shareholder action by written consent; and

(4)	Transaction of other business properly presented at the meeting.

BOARD RECOMMENDATION:	The Board recommends that shareholders vote for Items 1 and 2 and against Item 3.

WHO MAY VOTE:	Shareholders of record at the close of business on March 11, 2010.

DATE OF DISTRIBUTION:	We began mailing our Notice of Internet Availability of Proxy Materials on or about March 30, 2010. For shareholders who previously elected to receive paper copies, we began mailing the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2009, the letter to shareholders, and the proxy card on or about March 30, 2010.

MATERIALS AVAILABLE ON OUR WEB SITE:	This Notice of Meeting, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2009, and the letter to shareholders are available at www.kraftfoodscompany.com/investor. Information included on our Web site, other than these materials, is not part of the proxy soliciting materials.

Carol J. Ward

Vice President and Corporate Secretary

March 30, 2010

i

ii

ITEM 1. ELECTION OF DIRECTORS

Please note that the New York Stock Exchange (“NYSE”) recently amended its rules regarding broker discretionary voting. Unlike prior years, the NYSE rules do not give brokers discretionary authority to vote on the election of directors. This means that your broker, bank, or other nominee cannot vote your shares unless you provide it with voting instructions. Therefore, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors. Please see “Frequently Asked Questions” in this Proxy Statement for additional information about holding shares in street name and broker discretionary voting.

Process for Nominating Directors

The Nominating and Governance Committee of our Board of Directors (the “Board”) is responsible for identifying, evaluating, and recommending to the Board nominees for election at the 2010 Annual Meeting of Shareholders (and any adjournments or postponements of the meeting) (the “Annual Meeting”). The Nominating and Governance Committee relies on nominee suggestions from the directors, shareholders, management, and others. From time to time, the Nominating and Governance Committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. In evaluating potential nominees, the Nominating and Governance Committee may identify certain backgrounds, qualifications, and professional experience (for example, financial or global business experience) as being particularly desirable to help meet specific Board needs. During 2009, the Nominating and Governance Committee retained Heidrick & Struggles to assist in the search and recruitment of directors, resulting in the addition of our two newest directors, Mackey J. McDonald and Jean-François M.L. van Boxmeer.

The Board believes all directors should possess certain necessary characteristics, including integrity, sound business judgment, and vision, to serve on our Board. The Board further believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant blend of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board that is strong in its collective knowledge. While the Board does not have a written policy to consider diversity when identifying nominees for directors, it strives to assemble a Board composed of individuals that represent a diversity of views, backgrounds, and professional experience.

To create a Board that meets these criteria, the Board has determined that it is important to have individuals with the following skills and experiences, among others, on the Board:

•	industry knowledge, which is vital in understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services;

•	significant operating experience as current or former executives, which gives them specific insight into developing, implementing, and assessing our operating plan and business strategy;

•

leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	substantial global business experience, which is particularly important given our company’s global presence;

•	accounting and financial expertise, which enables directors to evaluate our financial statements and capital structure;

•	product development and marketing experience in complementary industries, which is valuable to us as a global food company;

•

public company board and corporate governance experience from large publicly traded companies, which generally prepares them to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management and furthers our goals of greater transparency, accountability for management and the Board, and protection of shareholder interests; and

•	academic, research, and philanthropic organization experience, which enhances the diversity of views represented by directors and promotes ethical awareness.

In addition, when evaluating the suitability of individuals for nomination, the Nominating and Governance Committee considers other factors, including the individual’s satisfaction of independence requirements.

To help the Nominating and Governance Committee determine whether nominees qualify to serve on our Board, based on the criteria discussed above, and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, and potential conflicts of interest. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of individuals that can best perpetuate our success and represent shareholder interests through the exercise of sound business judgment. Additionally, as part of this evaluation and to further our commitment to diversity, the Nominating and Governance Committee assesses whether this group of nominees is comprised of individuals with a diversity of views, backgrounds, and experiences that would enhance the Board’s success at achieving these goals.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in, and contributions to, Board and committee activities. In addition, under our Corporate Governance Guidelines (the “Guidelines”), the Nominating and Governance Committee will not recommend, and the Board will not approve, the nomination for re-election of an independent director who has reached the age of 75. The Nominating and Governance Committee, however, may recommend, and the Board may nominate, for re-election for an annual term an independent director who has reached this age if the Board determines that nominating the independent director is necessary and in our shareholders’ best interests due to his or her unique capabilities or special circumstances. The Board may nominate for re-election the independent director for up to two annual terms following the director’s 75th birthday, only after making the above determination.

The Board believes that all the current nominees are highly qualified and have specific employment and leadership experiences, knowledge, and skills that qualify them for service on our Board and represent diverse views and backgrounds. The nominees’ individual biographies below contain information regarding each nominee’s experiences, qualifications, and skills.

Director Nominees

Our Board currently has 12 directors who are each subject to annual election. Shareholders elected all of the current directors at the 2009 Annual Meeting, except for Mackey J. McDonald and Jean-François M.L. van Boxmeer. The Board appointed Messrs. McDonald and van Boxmeer in December 2009, and they began their service on January 1, 2010. The executive search firm Heidrick & Struggles identified Messrs. McDonald and van Boxmeer to the Nominating and Governance Committee, who in turn recommended them to the Board. All current directors are standing for re-election and have consented to their nominations for re-election. On December 17, 2009, the Board amended our Amended and Restated By-Laws (“By-Laws”) to set the size of our Board at 12 directors (previously ten), effective January 1, 2010.

The Nominating and Governance Committee recommended to the Board, and the Board approved, the nomination of the 12 director nominees listed below, each for a term ending at the 2011 Annual Meeting of Shareholders or until his or her successor has been duly chosen and qualified. In considering whether to recommend for re-election Mr. Zarb, who is 75 years old, the retirement age for independent directors under the Guidelines, the Nominating and Governance Committee determined, and the Board agreed, that Mr. Zarb’s continued service on the Board would be in our shareholders’ best interests because of his significant financial experience and unique contributions to the Board and the Finance Committee.

If the proxy card is properly executed and timely received, the persons named in the proxy card intend to vote the shares represented FOR or AGAINST the director nominees or ABSTAIN from voting, as instructed. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring, the persons named in the proxy card intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may amend our By-Laws to reduce the number of directors.

None of the nominees is related to another nominee or to any executive officer of Kraft Foods by blood, marriage, or adoption.

The following table presents information regarding each director nominee as of March 30, 2010, including information about each nominee’s professional experience, educational background, and qualifications that led the Board to nominate each director nominee for re-election. The following also includes information about all public company directorships, as well as relevant private and non-profit board positions, currently held and those held during the past five years by each nominee.

Ajaypal S. Banga President and Chief Operating Officer, MasterCard Worldwide Director since January 2007 Committees: • Chair, Human Resources and Compensation • Nominating and Governance Age: 50

Professional Experience:

Mr. Banga has been President and Chief Operating Officer of MasterCard Worldwide, a global payments solutions company, since August 2009. Prior to that, Mr. Banga spent 13 years at Citigroup Inc., a global financial services company. He most recently served as Chief Executive Officer of Citigroup’s Asia Pacific region from March 2008 until July 2009. Mr. Banga also served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group–International, Executive Vice President of Citigroup’s Global Consumer Group, and President of Citigroup’s Retail Banking North America. Prior to joining Citigroup, Mr. Banga spent 13 years at Nestlé S.A. and two years at PepsiCo Restaurants in a variety of sales, marketing, and general management positions.

Education:

Mr. Banga received a Bachelor’s Degree in Economics with Honors from Delhi University and is an alumnus of the Indian Institute of Management in Ahmedabad, India.

Non-Profit/Other Boards:

Mr. Banga is on the Board of Trustees of the Asia Society. He is also a member of the Council on Foreign Relations and the Economic Club of New York, and he is a fellow of the Foreign Policy Association. Mr. Banga was formerly on the Boards of Trustees of Enterprise Community Partners, Inc., the National Urban League, and the New York Hall of Science. He was also a director of the Council for Economic Education.

Director Qualifications:

•   Leadership and Operating experience – current President and Chief Operating Officer of a global services company and former Chief Executive Officer of a major business segment of another global services company

•   Industry Knowledge and Marketing and Global Business experience – held a variety of key roles at global food and beverage companies during a 15-year period

Myra M. Hart Professor, Harvard Business School (Retired) Director since December 2007 Committees: • Chair, Nominating and Governance • Audit Age: 69

Professional Experience:

Dr. Hart joined the faculty of the Harvard Business School in 1995 and retired to its senior faculty in 2008. From 1985 until 1990, Dr. Hart served on the founding team of Staples, Inc., an office supply retail store chain, leading operations, strategic planning, and growth implementation in new and existing markets.

Education:

Dr. Hart received a Bachelor’s Degree from Cornell University and a Master of Business Administration and a Doctor of Business Administration from Harvard University.

Public Company Boards:

Dr. Hart is a director of Office Depot Inc. Dr. Hart was formerly a director of Royal Ahold N.V. and Summer Infant, Inc.

Non-Profit/Other Boards:

Dr. Hart is a director of the Center for Women’s Business Research and Nina McLemore, Inc. and a Trustee of Babson College. She is also a Trustee Emeritus of Cornell University and a member of the National Board of the Smithsonian Institution.

Director Qualifications:

•   Leadership and Operating experience – founding officer of a global products company

•   Public Company Board and Corporate Governance experience – current and former director of several public companies

•   Academic experience – retired professor of management practice at a leading business school

Lois D. Juliber Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company Director since November 2007 Committees: • Human Resources and Compensation • Public Affairs Age: 61

Professional Experience:

Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, Executive Vice President–North America and Europe from 1997 until March 2000, and President of Colgate North America from 1994 to 1997.

Education:

Ms. Juliber received a Bachelor’s Degree from Wellesley College and a Master of Business Administration from Harvard University.

Public Company Boards:

Ms. Juliber is a director of E.I. du Pont De Nemours and Company and Goldman Sachs Group, Inc.

Non-Profit/Other Boards:

Ms. Juliber is Chairman of the MasterCard Foundation. She is also on the Board of Trustees of Wellesley College and a director of Women’s World Banking. Ms. Juliber was formerly a director of Girls Inc.

Director Qualifications:

•   Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company

•   Public Company Board and Corporate Governance experience – director of two global public companies

•   Industry Knowledge and Marketing and Global Business experience – 32 years working in the global consumer products industry

Mark D. Ketchum

President and Chief Executive Officer, Newell Rubbermaid Inc.

Director since April 2007

Lead Director since January 2009

Committees:

•   Human Resources and Compensation

•   Nominating and Governance

Age: 60

Professional Experience:

Mr. Ketchum has been President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, since October 2005 and a member of its board of directors since November 2004. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company, a global marketer of consumer products. Mr. Ketchum joined The Procter & Gamble Company in 1971, where he served in a variety of roles, including Vice President and General Manager–Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999.

Education:

Mr. Ketchum received a Bachelor’s Degree in Industrial Engineering and Operations Research from Cornell University.

Public Company Boards:

Mr. Ketchum is a director of Newell Rubbermaid Inc. He was formerly a director of Hillenbrand Industries, Inc.

Non-Profit/Other Boards:

Mr. Ketchum is on the Board of Trustees of Cornell Rowing and a director of Commerce Club of Atlanta.

Director Qualifications:

•   Leadership and Operating experience – current President and Chief Executive Officer of a global products company

•   Public Company Board and Corporate Governance experience – current and former director of public companies

•   Industry Knowledge and Product Development, Marketing, and Global Business experience – held key roles at global consumer products companies for nearly four decades

Richard A. Lerner, M.D. President, The Scripps Research Institute Director since January 2005 Committees: • Nominating and Governance • Public Affairs Age: 71

Professional Experience:

Dr. Lerner has been President and a member of the Board of Trustees of The Scripps Research Institute (“Scripps”), a private, non-profit biomedical research organization, since 1986.

Education:

Dr. Lerner graduated from Northwestern University and Stanford Medical School. He interned at Palo Alto Stanford Hospital and received postdoctoral training at Scripps Clinic and Research Foundation in experimental pathology.

Public Company Boards:

Dr. Lerner is a director of Opko Health, Inc. and Sequenom, Inc.

Non-Profit/Other Boards:

Dr. Lerner serves on the Board of Trustees of Scripps and is a director of Intra-Cellular Therapies, Inc. He is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner was formerly a director of Xencor, Inc. He was also formerly on the Scientific Advisory Boards of Dyadic International, Inc. and Senomyx Inc.

Director Qualifications:

•   Leadership experience – current President of Scripps

•   Public Company Board and Corporate Governance experience – current director of leading life science-related public companies

•   Academic, Research and Development, and Scientific experience – credited with over 60 patents and 400 published scientific papers

Mackey J. McDonald Senior Advisor, Crestview Partners Director since January 2010 Committee: • Audit Age: 63

Professional Experience:

Mr. McDonald has served as a senior advisor to Crestview Partners, a New York-based private equity firm, since 2008. He served as Chairman of VF Corporation, an apparel manufacturer, from 1998 and as a director from 1993 until he retired in August 2008. He also served as Chief Executive Officer of VF Corporation from 1996 to January 2008 and as President from 1993 to March 1996.

Education:

Mr. McDonald received a Bachelor’s Degree in English from Davidson College and a Master of Business Administration from Georgia State University.

Public Company Boards:

Mr. McDonald is a director of Hyatt Hotels Corporation and Wells Fargo & Company. Mr. McDonald was formerly a director of The Hershey Company, Tyco International, Ltd., and Wachovia Corporation.

Non-Profit/Other Boards:

Mr. McDonald is Chairman of the Board of Trustees of Davidson College.

Director Qualifications:

•   Leadership, Operating, and Global Business experience – former Chief Executive Officer of a global manufacturing company

•   Industry Knowledge and Public Company Board and Corporate Governance experience – current and former director of several global public companies, including in the food and consumer products industries

John C. Pope Chairman, PFI Group, LLC Director since July 2001 Committees: • Chair, Audit • Finance Age: 61

Professional Experience:

Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, since July 1994. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance.

Education:

Mr. Pope received a Bachelor’s Degree in Engineering and Applied Science from Yale University and a Master of Business Administration from Harvard University.

Public Company Boards:

Mr. Pope is a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., R.R. Donnelley and Sons Co., and Waste Management, Inc., where he is also non-executive Chairman of the Board. Mr. Pope was formerly a director of Air Canada, Federal-Mogul Corporation, MotivePower Industries, Inc., and Per-Se Technologies.

Non-Profit/Other Boards:

Mr. Pope was formerly Vice Chairman and a member of the Board of Trustees of John G. Shedd Aquarium.

Director Qualifications:

•   Leadership, Operating, Marketing, and Global Business experience – former key leadership roles, including President, Chief Operating Officer, and Executive Vice President, Marketing and Finance of a global company

•   Accounting and Financial expertise – Chairman of a financial management firm and former Chief Financial Officer and Executive Vice President, Marketing and Finance of a global company

•   Public Company Board and Corporate Governance experience – current and former director and audit committee member of several public companies

Fredric G. Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Committees: • Audit • Finance Age: 59

Professional Experience:

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From 2001 until 2006, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc.

Education:

Mr. Reynolds received a Bachelor’s Degree in Business Administration in Finance from the University of Miami and is a certified public accountant.

Public Company Boards:

Mr. Reynolds is a director of AOL, Inc.

Non-Profit/Other Boards:

Mr. Reynolds is a Trustee Emeritus of the University of Miami and a director of The Reader’s Digest Association, Inc.

Director Qualifications:

•   Leadership and Global Business experience – former Chief Executive Officer and Chief Financial Officer of global media companies

•   Accounting and Financial expertise – former Chief Financial Officer of mass media company and certified public accountant

•   Public Company Board and Corporate Governance experience – director of global technology company

Irene B. Rosenfeld Chairman and Chief Executive Officer, Kraft Foods Inc. Director since June 2006 Age: 56

Professional Experience:

Ms. Rosenfeld was appointed Chief Executive Officer of Kraft Foods in June 2006 and Chairman of the Board in March 2007. Prior to that, she had been Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Previously, Ms. Rosenfeld was employed continuously by Kraft Foods and its predecessor, General Foods Corporation, in various capacities from 1981 until 2003, including President of Kraft Foods North America and, before that, President of Operations, Technology, Information Systems, and Kraft Foods Canada, Mexico, and Puerto Rico.

Education:

Ms. Rosenfeld received a Bachelor’s Degree in Psychology, a Master of Science in Business Administration, and a Doctor of Philosophy in Marketing and Statistics from Cornell University.

Public Company Boards:

Ms. Rosenfeld was formerly a director of AutoNation Inc.

Non-Profit/Other Boards:

Ms. Rosenfeld is on the Board of Trustees of Cornell University.

Director Qualifications:

•   Leadership and Operating experience – current Chairman and Chief Executive Officer of Kraft Foods

•   Public Company Board and Corporate Governance experience – formerly served as a director of another public company

•   Industry Knowledge and Product Development, Marketing, and Global Business experience – long-time service, including roles at Kraft Foods and other global food and beverage companies

Jean-François M. L. van Boxmeer Chairman of the Executive Board and Chief Executive Officer of Heineken N.V. Director since January 2010 Committee: • Public Affairs Age: 48

Professional Experience:

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, since 1984, including General Manager of Heineken Italia from 2000 to 2001.

Education:

Mr. van Boxmeer received a Master Degree in Economics at Facultè Universitaires Notre Dame de la Paix S.J.

Director Qualifications:

•   Leadership and Operating experience – Chairman and Chief Executive Officer of a global brewing company

•   Product Development, Marketing, and Global Business experience – over two decades in various positions, including in management at a global brewing company

Deborah C. Wright Chairman, President, and Chief Executive Officer, Carver Bancorp, Inc. Director since July 2001 Committees: • Chair, Public Affairs • Human Resources and Compensation Age: 52

Professional Experience:

Ms. Wright has been President and Chief Executive Officer of Carver Bancorp, Inc., the holding company for Carver Federal Savings Bank, a federally chartered savings bank, since 1999. She was elected Chairman in 2005. Previously, she served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999.

Education:

Ms. Wright received a Bachelor’s Degree, a Master of Business Administration, and a Juris Doctor degree from Harvard University.

Public Company Boards:

Ms. Wright is Chairman of Carver Bancorp, Inc. and is a director of Time Warner Inc.

Non-Profit/Other Boards:

Ms. Wright is a member of the Board of Managers and Chair of the Audit Committee of Memorial Sloan-Kettering Cancer Center, and she is a director of the Children’s Defense Fund, the Partnership for New York City, and The Sesame Workshop. Ms. Wright was formerly on the Board of Overseers of Harvard University and Ministers and Missionaries Benefit Board of the American Baptist Churches. Ms. Wright was also a founding member of the Lower Manhattan Development Corporation.

Director Qualifications:

•   Leadership experience and Financial expertise – current Chairman, President, and Chief Executive Officer of federal bank

•   Public Board Company and Corporate Governance experience – chairman of a public company and director of a global media company

•   Academic and Philanthropic Organization experience – years of leadership positions at academic and public sector institutions and philanthropic organizations

Frank G. Zarb Managing Director, Hellman & Friedman LLC Director since November 2007 Committees: • Chair, Finance • Public Affairs Age: 75

Professional Experience:

Mr. Zarb has been a Managing Director of Hellman & Friedman LLC, a private equity firm, since 2002. He is non-executive Chairman of Promontory Financial Group, LLC, a consulting firm for global financial services companies. Previously, he served as Chairman, from 1997 to 2001, and Chief Executive Officer, from 1997 to 2000, of the National Association of Securities Dealers (“NASD”) and as Chairman, from 2000 to 2001, and Chief Executive Officer, from 1997 to 2001, of The NASDAQ Stock Market, Inc. (“NASDAQ”).

Education:

Mr. Zarb received a Bachelor’s Degree, a Master of Business Administration, and an honorary Doctor of Law degree from Hofstra University.

Public Company Boards:

Mr. Zarb was formerly a director of Alexander & Alexander Services Inc., American International Group, Inc., Florida Power & Light Company, NASDAQ, and The Travelers Companies, Inc.

Non-Profit/Other Boards:

Mr. Zarb is non-executive Chairman of Promontory Financial Group, LLC and on the Board of Trustees of Hofstra University. He is also a member of the Board of Overseers of Hofstra University School of Medicine, in partnership with North Shore-Long Island Jewish Health. Mr. Zarb was formerly a director of the Lower Manhattan Development Corporation.

Director Qualifications:

•    Leadership experience and Financial expertise – numerous former governmental leadership positions, including President Ford’s Energy Czar and Chairman and Chief Executive Officer of the NASD and NASDAQ

•    Public Company Board and Corporate Governance experience – former director of several public companies

The Board recommends a vote FOR the election of each of these nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our corporate governance practices are firmly grounded in our belief that governance best practices are critical to our goal of driving sustained shareholder value. The Board adopted the written Guidelines that articulate our corporate governance philosophy, practices, and policies.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have a Code of Business Conduct and Ethics for Non-Employee Directors (the “Ethics Code”). It focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues, provides mechanisms to report unethical conduct, and fosters a culture of honesty and integrity.

We also have a Code of Conduct that applies to all of our employees. The Code of Conduct reflects Kraft Foods’ values and contains important rules our employees must follow in conducting business to promote compliance and integrity. We strive to speak truthfully, to honor our commitments, and to treat people fairly. We believe we must earn and keep the trust of our consumers, business partners, employees, and shareholders, and those who live in the communities where we operate. By complying with the Code of Conduct, we believe we will enhance not only our compliance and integrity, but also our financial performance.

We will disclose on our Web site at www.kraftfoodscompany.com/investor/corporate-governance any amendments to our Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Web Site

Shareholders and others can access our corporate governance materials, including our:

•	Articles of Incorporation,

•	By-Laws,

•	Guidelines,

•	Board committee charters, and

•	Ethics Code

on our Web site at www.kraftfoodscompany.com/investor/corporate-governance. Additionally, shareholders and others can access our Code of Conduct on our Web site at www.kraftfoodscompany.com/responsibility/compliance-integrity.

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Board Leadership Structure

Our Board effectively performs its monitoring and oversight roles by acting as a unified whole. The Board believes that it is in the best interests of Kraft Foods for the Board to periodically evaluate the leadership structure of our company and make a determination regarding whether to separate or combine the roles of Chairman and Chief Executive Officer based on circumstances at the time of its decision. Ms. Rosenfeld has been the Chief Executive Officer of Kraft Foods since June 2006 and Chairman and Chief Executive Officer since March 2007. In 2007, the Board concluded that the Chief Executive Officer should also serve as Chairman because of Ms. Rosenfeld’s extensive knowledge of Kraft Foods and the food industry, leadership experience, and dedication to working closely with other members of the Board. Ms. Rosenfeld’s first-hand knowledge as Chief Executive Officer facilitates the Board decision-making process because she chairs the Board meetings where the Board discusses strategic and business issues.

Nevertheless, the Board believes that independent Board leadership is important. In 2007, the Board determined that the Chief Executive Officer would be the only member of management to serve on the Board and that Board committees should consist entirely of independent directors. Because one individual serves as Chairman and Chief Executive Officer, in 2007, the Board established the role of Lead Director, an independent director who serves as the principal liaison between the Chairman and the other independent directors. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs on behalf of our shareholders. When the Board initially established the Lead Director position, the Board selected the chair of the Nominating and Governance Committee to serve as Lead Director. In 2009, the Nominating and Governance Committee recommended and the Board agreed to separate these two positions to allow the Nominating and Governance Committee chair to focus on the committee’s responsibilities and the Lead Director to focus on his duties related to Board meetings and shareholders. Our current Lead Director is Mark D. Ketchum, whom the Board appointed to that position in 2009.

Under the Guidelines, the Lead Director, in consultation with the other independent directors, is responsible for:

•	advising the Chairman as to an appropriate schedule of Board meetings;

•	reviewing and providing the Chairman with input regarding the agendas and materials for the Board meetings;

•

presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors at regularly scheduled Board meetings, and, as appropriate, apprising the Chairman of the topics considered;

•	being available for consultation and direct communication with Kraft Foods’ shareholders;

•	calling meetings of the independent directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time delegate.

Oversight of Risk Management

The Board is responsible for overseeing the overall risk assessment and management processes at Kraft Foods. NYSE listing standards require the Audit Committee to discuss guidelines and policies to govern the process by which Kraft Foods’ management assesses and manages risk. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies, and processes by utilizing Kraft Foods’ Enterprise Risk Management (“ERM”) approach. Kraft Foods designed the ERM approach in part to ensure that the Board and relevant committees receive advice about and understand Kraft Foods’ risk management process, the participants in the process, and the information gathered through the approach. Annually, management identifies key risks to Kraft Foods’ business and performance, including strategic, financial, operational, legal, and regulatory risks. Management reviews these risks with the Audit Committee. The Audit Committee allocates responsibility for reviewing the key risks to the Board or a specific committee depending on which is in the best position to review and assess both the risk exposures as well as the steps management has taken to monitor and control those exposures. In particular, the Finance Committee reviews and reports to the Board on financial risk management activities, such as foreign exchange, commodities, interest rate exposure, insurance programs, and terms of customer financing. The Human Resources and Compensation Committee reviews our compensation policies and practices for employees, including our non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives. The entire Board reviews our food safety policies, procedures, and programs, including those related to our supply chain. In addition, the Board reviews our strategies related to competition, including from private label and customer concentration. Throughout the year, management updates the Board and the relevant committees about factors that affect the key risks. For a discussion about risk oversight relating to our compensation programs, see “Human Resources and Compensation Committee Matters – Analysis of Risk in the Compensation Architecture.”

Director Independence

The Guidelines require that at least 75% of the directors on our Board meet the NYSE listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Foods. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Kraft Foods or our independent registered public accountants. These categorical standards are listed in the Guidelines, which are available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance.

The Board determined that, under the Kraft Foods categorical standards and the NYSE listing standards, Ajaypal S. Banga, Myra M. Hart, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., Mackey J. McDonald, John C. Pope, Fredric G. Reynolds, Jean-François M.L. van Boxmeer, Deborah C. Wright, and Frank G. Zarb are independent. Irene B. Rosenfeld is not independent because she is an executive officer of Kraft Foods. The Board also had determined that Jan Bennink and Mary L. Schapiro, both former directors, were independent during the times that they served as directors during 2009.

Certain Relationships and Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval, and ratification of transactions with related persons. In accordance with the policy, the Nominating and Governance Committee reviews Kraft Foods’ transactions in which the amount involved exceeds $120,000 and in which any “related person” had, has, or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, shareholders beneficially owning more than 5% of our outstanding common stock, and their immediate family members. The Nominating and Governance Committee approves or ratifies only those transactions that are fair and reasonable to Kraft Foods and in the best interests of Kraft Foods and its shareholders. The chair of the Nominating and Governance Committee reviews and approves or ratifies transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transactions so approved or ratified. The Nominating and Governance Committee, in the course of its review and approval or ratification of a disclosable related person transaction, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual or the appearance of a conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NYSE listing standards); and

•	whether the transaction would violate any provision of our Ethics Code or Code of Conduct.

Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Pursuant to Kraft Foods’ policy, the Nominating and Governance Committee determined that no reported transaction qualified as a related person transaction during 2009 except for transactions with McLane Company, Inc. (“McLane”), a grocery supplier and wholly owned subsidiary of Berkshire Hathaway Inc., a beneficial owner of more than 5% of our common stock.

In 2009, McLane purchased food products from us in an amount totaling approximately $288 million. Our relationship with McLane predates Berkshire Hathaway’s disclosure of its acquisition of more than 5% of our common stock in 2008 and Berkshire Hathaway’s acquisition of McLane in 2003. During 2009, our transactions with McLane were in the ordinary course of business and on terms substantially similar to our transactions with comparable third parties. Berkshire Hathaway’s only interest in the transactions was as the owner of McLane. The Nominating and Governance Committee ratified the transactions with McLane after reviewing and discussing the materials related to these transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors, and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2009, all required filings were timely made in accordance with Exchange Act requirements, except one. In October 2009, a Form 4 was filed on Mr. Zarb’s behalf reporting two purchases of common stock (totaling 600 shares) in February 2008 held for the benefit of his wife and grandson. Due to an administrative error, the changes in Mr. Zarb’s ownership of common stock were not timely reported. Upon discovering the error, we filed, on Mr. Zarb’s behalf, a Form 4 to report the transactions.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting, and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held 16 meetings in 2009. All incumbent directors who served as directors in 2009 attended more than 75% of the aggregate number of meetings of the Board and all committees on which they served. All nominees who were serving as directors at the time of the 2009 Annual Meeting of Shareholders attended that meeting.

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board, or our independent directors, individually or as a group, is available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance/contact_bod. The Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries, and consumer complaints, to the appropriate Kraft Foods executive or employee. The Corporate Secretary does not forward solicitations, junk mail, and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

Committees and Membership

Our Board designates the members and chairs of committees based on the Nominating and Governance Committee’s recommendations. In 2009, the Board had five standing committees: Audit, Finance, Human Resources and Compensation, Nominating and Governance, and Public Affairs. The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance.

During 2009, committee membership was:

2009 Committee Membership

Name	Audit	Finance	Human Resources and Compensation	Nominating and Governance	Public Affairs
Ajaypal S. Banga	—	—	Chair	X	—
Myra M. Hart	X*	—	X*	Chair	—
Lois D. Juliber	—	—	X	—	X
Mark D. Ketchum	—	—	X	X	—
Richard A. Lerner, M.D.	—	—	—	X	X
John C. Pope	Chair	X	—	—	—
Fredric G. Reynolds	X	X	—	—	—
Deborah C. Wright	—	—	X	—	Chair
Frank G. Zarb	X*	Chair	—	—	X

Number of Meetings in 2009	13	15	10	7	4
* As of May 20, 2009, Ms. Hart rotated off the Human Resources and Compensation Committee to replace Mr. Zarb who had rotated off the Audit Committee.

Current committee membership is: March 2010 Committee Membership*

Name	Audit	Finance	Human Resources and Compensation	Nominating and Governance	Public Affairs
Ajaypal S. Banga	—	—	Chair	X	—
Myra M. Hart	X	—	—	Chair	—
Lois D. Juliber	—	—	X	—	X
Mark D. Ketchum	—	—	X	X	—
Richard A. Lerner, M.D.	—	—	—	X	X
Mackey J. McDonald	X	—	—	—	—
John C. Pope	Chair	X	—	—	—
Fredric G. Reynolds	X	X	—	—	—
Jean-Francois M.L. van Boxmeer	—	—	—	—	X
Deborah C. Wright	—	—	X	—	Chair
Frank G. Zarb	—	Chair	—	—	X

* The Board periodically reviews committee membership and rotates membership during the year. Accordingly, the membership described in the table may change during 2010.

AUDIT COMMITTEE MATTERS

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are financially literate within the meaning of the NYSE listing standards and that John C. Pope and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations. Because Mr. Pope serves on the audit committees of more than three public companies, the Board reviewed his meeting attendance record and other relevant information and determined that Mr. Pope’s simultaneous service on these audit committees does not impair his ability to serve effectively on our Audit Committee. No Audit Committee member received any payments in 2009 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. Among other duties, the Audit Committee is directly responsible for the appointment and oversight of our independent auditors.

The Audit Committee has established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints Kraft Foods receives. We encourage employees, and individuals and organizations outside of Kraft Foods, to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing. To report such matters, you should e-mail us at Kraft-FinancialIntegrity@kraft.com.

Audit Committee Report for the Year Ended December 31, 2009

To our Shareholders:

Management has primary responsibility for Kraft Foods’ financial statements and the reporting process, including the systems of internal control over financial reporting. The Audit Committee monitors the financial reporting processes and systems of internal control over financial reporting, the independence and performance of Kraft Foods’ independent auditors, and the performance of its internal auditor.

Management represented to the Audit Committee that Kraft Foods’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management also represented that they assessed the effectiveness of Kraft Foods’ internal control over financial reporting as of December 31, 2009 and determined that, as of that date, Kraft Foods maintained effective internal control over financial reporting. The Audit Committee reviewed and discussed with management and the independent auditors this assessment of internal control over financial reporting.

The Audit Committee also discussed with the independent auditors both their evaluation of the accounting principles, practices, and judgments applied by management, and any other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The independent auditors delivered to the Audit Committee the written disclosures and the letter describing any relationships with Kraft Foods that may bear on their independence. The Audit Committee discussed with the independent auditors the auditors’ independence from Kraft Foods and its management. The Audit Committee reviewed and approved the independent auditors’ audit fees. The Audit Committee also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, and with Kraft Foods’ and the Audit Committee’s policies.

The Audit Committee discussed with our internal auditor and independent auditors the overall scope and plans for their respective 2010 audits. The Audit Committee met and will meet with our internal auditor and independent auditors, separately, with and without management present, to discuss the financial reporting processes and internal accounting controls. The Audit Committee reviewed significant audit findings prepared by each of the independent auditors and our internal audit function, together with management’s responses.

Based upon the reports and discussions described in this report and without other independent verification, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Foods’ Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 25, 2010.

Audit Committee:

John C. Pope, Chair

Myra M. Hart

Mackey J. McDonald

Fredric G. Reynolds

The information contained in the report above will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Kraft Foods specifically incorporates it by reference in such filing.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other permissible services. The Audit Committee’s pre-approval authority, which is agreed to annually, details the particular service or category of service and is subject to a specific engagement authorization by management within the pre-approved category spending limits. The Audit Committee requires management to report at committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service.

During the year, circumstances may arise when it may become necessary for Kraft Foods to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee must give specific pre-approval before engaging the independent auditors. The Audit Committee delegated pre-approval authority to its chair for those instances when pre-approval is needed prior to a scheduled committee meeting. The Audit Committee chair must report on such pre-approval decisions at the Audit Committee’s next regular meeting.

The Audit Committee pre-approved all audit and non-audit services provided by the independent auditors during 2009.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2008 and 2009 were:

	2009	2008
Audit Fees	$17,262,000	$16,073,000
Audit-Related Fees	1,961,000	2,822,000
Tax Fees	1,637,000	1,938,000
All Other Fees	22,000	21,000

Total	$20,882,000	$20,854,000

•

“Audit Fees” include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting, and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

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“Audit-Related Fees” include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures, and procedures relating to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” include professional services in connection with benchmarking studies and seminars.

•	All fees above include out-of-pocket expenses.

NOMINATING AND GOVERNANCE COMMITTEE MATTERS

The Board determined that all of the Nominating and Governance Committee members are independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee’s responsibilities include, among others:

•	identifying qualified individuals for Board membership consistent with criteria approved by the Board;

•	considering the performance and suitability of incumbent directors in determining whether to nominate them for re-election;

•	recommending to the Board findings of director independence;

•	recommending to the Board the appropriate size, function, needs, and composition of the Board and its committees;

•	recommending to the Board the membership of each committee;

•	monitoring directors’ compliance with our stock ownership guidelines;

•	reviewing and evaluating opportunities for Board members to engage in continuing education; and

•	advising the Board on corporate governance matters, including developing and recommending to the Board corporate governance guidelines.

The Nominating and Governance Committee will consider any candidate who is properly presented by a shareholder for election to the Board in accordance with the procedures set forth in the Guidelines. The Nominating and Governance Committee uses the same criteria to evaluate a candidate suggested by a shareholder as the committee uses to evaluate a candidate it identifies, as described above under “Item 1. Election of Directors – Process for Nominating Directors,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a shareholder, the Corporate Secretary will notify that shareholder whether the Board decided to appoint or nominate the candidate.

For a description of how shareholders may nominate a candidate for election to the Board at an annual meeting of shareholders and have that nomination included in the proxy statement for that meeting, see “2011 Annual Meeting of Shareholders” in this Proxy Statement.

FINANCE COMMITTEE MATTERS

The Finance Committee was established effective December 2008. The Finance Committee is responsible for considering and making recommendations to the Board on the management of our financial resources and transactions. The Finance Committee reviews and makes recommendations to the Board on financial matters, including:

•	our annual and long-term financing plans, including our projected financial structure and funding requirements, components of cash flow, and share repurchases;

•	issuances of equity and debt securities and other financing transactions;

•	our external dividend policy and dividend recommendations;

•	proposed major investments, restructurings, joint ventures, significant asset sales or purchases, acquisitions, divestitures, and other significant business opportunities; and

•	financial risk management activities, such as foreign exchange, commodities, interest rate exposure, insurance programs, and terms of customer financing.

PUBLIC AFFAIRS COMMITTEE MATTERS

The Public Affairs Committee was established effective February 2008. The committee is responsible for discharging the Board’s responsibilities relating to public policy issues as set forth in its charter, which was amended in March 2010. In carrying out its duties, the Public Affairs Committee, among other things:

•	monitors public policy and social trends affecting us;

•	monitors issues and practices relating to our social accountability;

•	examines periodically our business practices that are of special interest to policy-makers and the public at large;

•	monitors programs and activities aimed at enhancing our global communication, media relations, and community relations;

•	reviews the impact of business operations and business practices on communities where we do business;

•	monitors our corporate citizenship programs and activities, including charitable contributions; and

•	reviews and makes recommendations to the Board regarding shareholder proposals related to public issues.

HUMAN RESOURCES AND COMPENSATION

COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Human Resources and Compensation Committee consists entirely of independent directors who the Board determined to be independent within the meaning of the NYSE listing standards. None of the Human Resources and Compensation Committee’s members:

•	is or was an officer or employee of Kraft Foods;

•

is or was a participant in a “related person” transaction in 2009 (for a description of our policy on related person transactions, see “Corporate Governance – Certain Relationships and Transactions with Related Persons” in this Proxy Statement); or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Human Resources and Compensation Committee’s responsibilities are set forth in its charter, which was amended in March 2010. The Human Resources and Compensation Committee’s responsibilities include, among other duties:

•	assessing the appropriateness and competitiveness of our executive compensation programs;

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reviewing and approving goals and objectives of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing management’s recommendations for, and approving the compensation of, the Chief Executive Officer’s direct reports;

•	determining annual incentive compensation, equity awards, and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•

overseeing the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and his or her direct reports and, as appropriate, evaluating potential candidates;

•	reviewing periodically our key human resource policies and practices related to organizational engagement and effectiveness, talent sourcing strategies, and employee development programs;

•	monitoring our policies, objectives, and programs related to diversity and reviewing periodically Kraft Foods’ diversity performance in light of appropriate measures;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of non-employee directors for service on the Board and its committees; and

•	reviewing and discussing with management the Compensation Discussion and Analysis and the committee’s annual report included in our annual proxy statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Human Resources and Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Human Resources and Compensation Committee meets several times each year, including ten meetings in 2009, to address our compensation programs, benefit plans, and policies.

•

Role of Independent Compensation Consultant. In 2009, the Human Resources and Compensation Committee retained Compensation Advisory Partners, LLC (“Compensation Advisory Partners”) as its independent compensation consultant to assist in evaluating executive compensation programs and to advise regarding the amount and form of executive and director compensation. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with Kraft Foods’ objectives. The independent consultant is engaged directly by the Human Resources and Compensation Committee, regularly participates in committee meetings at which compensation is an agenda item, including executive sessions of the committee, and advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the Human Resources and Compensation Committee’s consideration. The Chief Executive Officer does not participate in the development of these analyses and has no knowledge of the information in these analyses when they are presented to the Human Resources and Compensation Committee. The independent consultant plays a similar role in analyzing the amount or form of director compensation, as discussed below.

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Role of Executive Officers and Management. Each year, the Chief Executive Officer presents his or her compensation recommendations for each of the other named executive officers, his or her remaining direct reports, and other executive officers (as described under “Compensation Discussion and Analysis”). The Human Resources and Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Human Resources and Compensation Committee

In September 2009, after an extensive selection and interview process, the Human Resources and Compensation Committee retained Compensation Advisory Partners as its independent compensation consultant. Prior to that time, Hewitt Associates LLC (“Hewitt”) had served as the committee’s independent compensation consultant since 2006.

During 2009, the compensation consultants provided the Human Resources and Compensation Committee advice and services, which included providing competitive market compensation data for executive positions; conducting periodic reviews of elements of compensation; providing “best practices” about and advice in designing our annual and long-term incentive plans, including selecting metrics; updating the committee on executive compensation trends, issues, and regulatory developments; and participating in meetings of the Human Resources and Compensation Committee at which compensation was an agenda item.

The Human Resources and Compensation Committee believes that its consultant should be able to render advice to the committee independent of management’s influence. Therefore, the Human Resources and Compensation Committee has taken numerous steps to satisfy this objective. The Human Resources and Compensation Committee retained each of Hewitt and Compensation Advisory Partners independent of management. At least annually, the Human Resources and Compensation Committee reviews the types of advice and services provided by the consultants and the fees charged for those services. The consultants report directly to the Human Resources and Compensation Committee on all executive and director compensation matters; regularly meet separately with the committee outside the presence of management; and speak separately with the committee chair and other committee members between meetings, as necessary or desired. Interactions between the consultants and management are limited to those which the consultants need to provide the Human Resources and Compensation Committee with relevant information and appropriate recommendations.

For the year ended December 31, 2009, Hewitt billed Kraft Foods approximately $192,000 for advice and services to the Human Resources and Compensation Committee, including determining and recommending the amount and form of executive and director compensation. During this period, Hewitt also billed Kraft Foods $4.95 million for other services, including consulting and outsourcing services for Kraft Foods retirement plans, consulting services on Kraft Foods talent and organizational design, and employee communications. Hewitt provided these additional services with the Human Resources and Compensation Committee’s prior knowledge, which were subject to annual review.

To ensure Hewitt’s independence, the Human Resources and Compensation Committee implemented a process generally consistent with the Audit Committee’s process for managing Kraft Foods’ relationship with PricewaterhouseCoopers LLP, Kraft Foods’ independent auditors. Under the process, management could not significantly increase its use of Hewitt for non-executive compensation-related services without the Human Resources and Compensation Committee’s advance knowledge and approval. Further, the Human Resources and Compensation Committee regularly evaluated Hewitt’s consulting services. In addition, Hewitt separated through the use of different teams the executive compensation consulting services provided to the Human Resources and Compensation Committee from services it provided to Kraft Foods management. The team of Hewitt executive compensation professionals who worked on Kraft Foods executive compensation did not work on other consulting assignments for Kraft Foods. Hewitt also confirmed that the professionals who worked on these matters received no compensation for any other services that Hewitt provided to Kraft Foods. Based on the Human Resources and Compensation Committee’s regular discussions on the issue and its evaluation of the procedures Kraft Foods and Hewitt implemented to ensure independence, the Human Resources and Compensation Committee believes that Hewitt provided independent advice during the time it served as the committee’s compensation consultant.

As discussed above, in September 2009, the Human Resources and Compensation Committee replaced Hewitt with Compensation Advisory Partners as its compensation consultant. The committee believed that it was in the best interests of the committee and Kraft Foods to engage a compensation consulting firm that provides no other services to the company. For the year ended December 31, 2009, Compensation Advisory Partners provided no services to Kraft Foods other than executive and director compensation consulting services in support of decisions made by the Human Resources and Compensation Committee.

Analysis of Risk in the Compensation Architecture

In 2009, the Human Resources and Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs. In its evaluation, the Human Resources and Compensation Committee reviewed the executive compensation structure and noted numerous ways in which risk is effectively managed or mitigated. This evaluation covered a wide range of practices and policies including: the balance of corporate and business unit weighting in incentive plans, the balanced mix between short-term and long-term incentives, caps on incentives, use of multiple performance measures, discretion on individual awards, a portfolio of long-term incentives, use of stock ownership guidelines, and the existence of anti-hedging and clawback policies. In addition, the Human Resources and Compensation Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks. The Human Resources and Compensation Committee collaborated with the Audit Committee in this analysis. Additionally, we engaged an outside independent consultant to review our incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. The outside consultant noted several of the practices of our incentive plans (executive and broad-based) that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Human Resources and Compensation Committee discretion in payment of incentives in the executive plans, use of multiple types of long-term incentives, payment caps, significant stock ownership guidelines, and our recoupment and anti-hedging policies. In light of these analyses, the Human Resources and Compensation Committee believes that the architecture of Kraft Foods’ compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Compensation of Directors

Directors who are full-time Kraft Foods employees receive no compensation for their services as directors. The table below summarizes the cash and equity compensation elements in place during 2009 for our non-employee directors.

Compensation Elements
Annual Board Retainer	$70,000
Annual Chair Retainer	$10,000
Board Meeting Fees	$0
Committee Meeting Fees	$2,000 per meeting
Annual Lead Director Retainer	$30,000
Annual Stock Grant Value	$125,000

We pay the directors their cash retainers and meeting fees quarterly. Directors can defer 25%, 50%, 75%, or 100% of their cash retainers and meeting fees into accounts that mirror the funds in the Kraft Foods Inc. Thrift 401(k) Plan pursuant to the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors. Directors also receive an annual stock award that is granted at the Board meeting immediately following our annual meeting of shareholders. The annual stock award is subject to a one-year restriction period from the date of grant. Directors can defer receipt of their stock award until the earlier of a specified date or their termination of service as directors pursuant to the 2006 Stock Compensation Plan for Non-Employee Directors. Dividends on deferred stock are reinvested in deferred shares until the previously elected distribution date.

To further align our non-employee directors’ interests with those of our shareholders, they are expected to hold shares of our common stock in an amount equal to five times the annual Board retainer. Under the Guidelines, non-employee directors are expected to attain this stock ownership level within five years of becoming a director. The Guidelines define stock ownership as direct ownership of Kraft Foods common stock, including sole ownership, direct purchase plan shares, restricted shares, restricted stock units, deferred shares, and shares held in accounts over which the director has direct or indirect ownership control. If a director does not meet the guideline stock ownership level within the required timeline, the Lead Director may take any further action as he deems appropriate after considering the director’s particular situation, including any potential financial hardship. The current annual Board retainer is $70,000, making the expected stock ownership level $350,000 within five years. If the Board increases the amount of the annual Board retainer, then the guideline stock ownership level would increase accordingly.

As of March 1, 2010, all of our independent directors had stock ownership levels at or above the guideline level, except for Myra M. Hart, Lois D. Juliber, Mackey J. McDonald, and Jean-François M. L. van Boxmeer. Mses. Hart and Juliber joined the Board in 2007 and have until December 2012 and November 2012, respectively, to attain the guideline level. Both are close to attaining the guideline stock ownership level. In addition, Messrs. Mackey and van Boxmeer joined the Board on January 1, 2010 and, as permitted by the Guidelines, have five years from that date to attain the guideline stock ownership level.

In addition to cash payments and stock awards, members of the Board were covered under a $100,000 term life insurance policy under the Kraft Foods Global, Inc. Life Insurance Plan. The

Human Resources and Compensation Committee terminated this benefit effective December 31, 2009. A non-employee director may also participate in the Kraft Foods Foundation Matching Gift Program immediately upon becoming a member of the Board. Generally, Kraft Foods employees must wait one year before they can participate in the program. Other than the waiver of the one-year waiting period, non-employee directors participate in the program on the same terms as our employees. Under the program, the Kraft Foods Foundation matches up to $15,000 per director per year in contributions to 501(c)(3) non-profit organizations. In 2009, the following directors participated in this program: Ajaypal S. Banga, Myra M. Hart, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., John C. Pope, Fredric G. Reynolds, Deborah C. Wright, and Frank G. Zarb.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)		Total ($)
Banga, Ajaypal	119,000	125,024	20,120	(4)	264,144
Bennink, Jan(5)	26,923	—	50		26,973
Hart, Myra	119,000	125,024	15,120		259,144
Juliber, Lois	103,000	125,024	15,120		243,144
Ketchum, Mark	130,834	125,024	15,120		270,978
McDonald, Mackey(6)	—	—	—		—
Lerner, Richard	97,000	125,024	15,120		237,144
Pope, John	141,000	125,024	5,120		271,144
Reynolds, Fredric	131,000	125,024	15,120		271,144
Schapiro, Mary(7)	5,744	—	10		5,754
van Boxmeer, Jean-François(6)	—	—	—		—
Wright, Deborah	104,000	125,024	15,120		244,144
Zarb, Frank	131,000	125,024	15,120		271,144

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Kraft Foods Inc. 2001 Compensation Plan for Non-Employee Directors.

(2)	The amounts shown in this column represent the full grant date fair value of the restricted stock awards granted in 2009 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Restricted stock awards vest one year from the grant date. The 2009 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director grants made in 2009 and the number of stock awards and stock options outstanding as of December 31, 2009.

(3)	Includes life insurance premiums paid on behalf of the directors and Kraft Foods Foundation contributions made as part of the Kraft Foods Foundation Matching Gift Program.

(4)	Includes an additional amount of Kraft Foods Foundation contributions made under the Kraft Foods Foundation Matching Gift Program above the general $15,000 limit. In October 2009, we offered a two-for-one match promotion under which the Kraft Foods Foundation contributed $20,000 to a non-profit organization on Mr. Banga’s behalf. This promotion was available to all our employees and directors on the same terms.

(5)	Mr. Bennink’s term of service on the Board ended on May 20, 2009.

(6)	Messrs. McDonald and van Boxmeer joined the Board on January 1, 2010 and did not receive any compensation from Kraft Foods in 2009.

(7)	Ms. Schapiro resigned from the Board, effective January 15, 2009.

2009 Non-Employee Director Stock Awards Table

	Stock Awards
Name	Number of Shares of Stock or Units Granted (#)	Grant Date Fair Value of Stock or Units Granted(1) ($)
Banga, Ajaypal	4,989	125,024
Bennink, Jan(2)	—	—
Hart, Myra	4,989	125,024
Juliber, Lois	4,989	125,024
Ketchum, Mark	4,989	125,024
Lerner, Richard	4,989	125,024
McDonald, Mackey(2)	—	—
Pope, John	4,989	125,024
Reynolds, Fredric	4,989	125,024
Schapiro, Mary(2)	—	—
van Boxmeer, Jean-François(2)	—	—
Wright, Deborah	4,989	125,024
Zarb, Frank	4,989	125,024

(1)	The amounts shown in this column represent the full grant date fair value of the restricted stock awards granted in 2009 as computed in accordance with FASB ASC Topic 718.

(2)	Messrs. Bennink, McDonald, and van Boxmeer and Ms. Schapiro were not serving as directors of Kraft Foods at the time of the 2009 annual stock grant. See “– 2009 Director Compensation Table” above for more information.

As of December 31, 2009, the directors held the same number of shares of restricted stock as shown in the table above. In addition, as of December 31, 2009, Mr. Pope and Mses. Schapiro and Wright each held options to purchase 3,995 shares of our common stock.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2009

The Human Resources and Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Human Resources and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in Kraft Foods’ Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 25, 2010.

Human Resources and Compensation Committee:

Ajaypal S. Banga, Chair

Lois D. Juliber

Mark D. Ketchum

Deborah C. Wright

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our executive officers;

•

describe how we have designed our compensation program and explain how executive compensation decisions reflect both Kraft Foods’ business performance and the individual performance goals for each of our named executive officers; and

•	explain the tables and other disclosures that follow.

Our “named executive officers” are those individuals who served as Kraft Foods’ Chief Executive Officer and Chief Financial Officer during 2009, as well as those other individuals included in the 2009 Summary Compensation Table under the heading “Executive Compensation Tables.”

Executive Summary of Compensation Actions

This section highlights key actions taken by the Human Resources and Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”).

2009 Performance. In the first quarter of 2009, the Committee set financial objectives for the 2009 annual incentive plan and the 2009 – 2011 three-year Long-Term Incentive Plan (“LTIP”). In early 2010, the Committee reviewed performance with respect to the 2009 annual incentive plan objectives. During a volatile and challenging environment, Kraft Foods’ profitability and cash flow performance were strong and significantly exceeded 2009 goals. However, Kraft Foods’ revenue growth for 2009 was below target levels. Each of these three measures were weighted equally in the 2009 annual incentive plan, and as such, payments under the plan for 2009 were above target payout levels (see “– Elements of Executive Compensation – Annual Cash Incentives” below for more information). In 2009, senior executives, including the named executive officers, spent considerable effort transforming our portfolio to position us for successful long-term growth. This led to two significant events in early 2010: the sale of our North America frozen pizza business and the acquisition of Cadbury plc (“Cadbury”). The Committee heavily weighted the significant effort and the ultimate acquisition of Cadbury in assessing individual performance used to determine the value of the annual incentives paid to Ms. Rosenfeld and the other named executive officers.

2009 was also the final year in Kraft Foods’ three-year turnaround plan to improve overall profitability, revenue growth, and cash flow performance. The goals under our 2007 – 2009 LTIP were set in 2007 and, in part, reflected the objectives of the turnaround plan. In early 2010, the Committee reviewed performance with respect to the 2007 – 2009 LTIP objectives. We had strong growth in each of the performance measures related to the turnaround effort, which resulted in performance ratings above target for this portion of the 2007 – 2009 LTIP. However, our total shareholder return performance during this period was below the peer group median and yielded a zero payout for that portion of the 2007 – 2009 LTIP awards. Taken together, as discussed below under “– Elements of Executive Compensation – Long-Term Incentives”, the 2007 – 2009 LTIP yielded a payout that was 101% of target for each participating named executive officer.

Changes to our Compensation Programs. In 2009, we made several adjustments to our executive compensation programs.

•

In February 2009, upon Ms. Rosenfeld’s recommendation, the Committee decided that several senior executives, including the named executive officers, would not receive salary increases in 2009. This action was reflective of the broader economic outlook at the time and was a way for the Committee to minimize increases in fixed costs and non-incentive based pay.

•

We eliminated the excise tax gross up for newly eligible executives participating in our Change in Control Plan (See “– Elements of Executive Compensation – Post-Termination Compensation” below for more information).

•

Effective as of January 1, 2009, we closed our defined benefit programs to new participants and enhanced our defined contribution program for newly hired U.S. employees to better align with market practice (See “– Elements of Executive Compensation – Post-Termination Compensation” below for more information).

For 2010, we continued to modify the design of our incentive programs to further drive and reward higher levels of performance.

•

In our long-term incentive program, the Committee determined that the appropriate mix of grants to senior management, including the named executive officers, would be as follows: 50% performance shares, 25% stock options, and 25% restricted stock. This mix will place more of an emphasis on performance-based compensation – performance shares and stock options.

•

For the 2010 – 2012 LTIP cycle, we revised the performance criteria by increasing the weighting on relative total shareholder return and eliminating one of the performance metrics used in prior award cycles, the Adjusted Free Cash Flow metric. We made these changes to further align incentive payments to performance relative to our peer companies.

Additional Analyses Completed by the Committee. In 2009, the Committee analyzed the risk in the architecture of our compensation programs, policies, and practices (including programs, policies, and practices relating to employees outside of the named executive officer group). In this analysis, the Committee reviewed the compensation architecture of the executive and broad-based compensation programs to determine whether there are any inherent aspects of the pay programs that could lead to excessive risk taking and whether the current pay programs and practices properly address risk mitigation (See “Human Resources and Compensation Committee Matters – Analysis of Risk in the Compensation Architecture” above for more information). The Committee also completed a comprehensive study of the types and levels of perquisites offered to the named executive officers. In the study, the Committee concluded the types of perquisites offered by Kraft Foods are similar to the types offered at other peer companies and the total cost of perquisites is in line with market practices.

Our Compensation Program Design

Our executive compensation program’s four primary goals are to:

•	attract, retain, and motivate talented executive officers and develop world-class business leaders;

•	support business strategies that promote superior long-term shareholder returns;

•

align pay and performance by making a significant portion of our named executive officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

•

align the interests of our executive officers and shareholders through stock ownership guidelines, equity-based incentive awards, and other long-term incentive awards that link executive compensation to sustained and superior total shareholder return.

Our executive compensation program is designed to achieve Kraft Foods’ four primary goals using the following principles:

•

Providing Competitive Pay. We annually benchmark our target and actual compensation levels and pay-mix with a peer group of similarly sized (based on revenue and market capitalization) consumer products companies with leading brand recognition or companies with which we otherwise compete for talent, referred to as the “Compensation Survey Group.” We use this comparison to ensure that our executive compensation and benefits package is competitive with the Compensation Survey Group. The Committee generally targets total executive compensation at or near the size-adjusted median total compensation of the group and allows business and individual performance to determine whether actual pay is above or below the median. The Committee uses a size-adjusted median due to our revenue size compared to our peer group. In addition, the Committee compares Kraft Foods’ financial and total shareholder return performance against a separate peer group, referred to as the “Performance Peer Group,” which is more heavily focused on the food and beverage industry. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers. More information about the Compensation Survey Group, the Performance Peer Group, and the methodology for the size-adjusted median can be found below under “– Additional Information on Compensation Principles – Providing Competitive Pay”;

•

Providing Fixed and Variable Compensation. We provide a mix of fixed and variable compensation (heavily weighted to variable compensation for the named executive officers) designed to attract, retain, and motivate top-performing executives, as well as appropriately link compensation levels with the achievement of relevant financial and strategic goals. More information about pay-mix can be found below under “– Additional Information on Compensation Principles – Providing Fixed and Variable Compensation”;

•

Providing Equity and Cash Incentives. We provide a mix of equity and cash incentives to focus executive officers on achieving performance results that drive long-term sustainable superior total shareholder returns. More information about pay-mix can be found below under “– Additional Information on Compensation Principles – Providing Fixed and Variable Compensation”;

•

Assessing Individual Performance and Potential. Incentive awards to individual participants are based in part on individual performance and the potential for advancement within the organization. More information about individual performance assessments can be found below under “– Additional Information on Compensation Principles – Assessing Individual Performance and Potential”; and

•

Requiring Executive Stock Ownership. Our executive officers are required to maintain or exceed specific levels of Kraft Foods stock ownership in order to further align their interests with those of our shareholders. Our compensation programs facilitate high levels of stock ownership, and our high stock ownership guidelines ensure alignment. More information about stock ownership guidelines for executive officers can be found below under “– Additional Information on Compensation Principles – Requiring Executive Stock Ownership.”

Summary of 2009 Compensation Program

The following table summarizes the elements and program objectives of our 2009 compensation program for executive officers, including named executive officers.

Program	Description	Program Objective
Annual Cash Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role at Kraft Foods.	• Retention and attraction • Drive top-tier performance – Individual contribution

Annual Cash Incentive Program	Annual incentive with target award amounts for each executive officer. Awards are payable in cash. Actual payouts may be higher or lower than target, based on business and individual performance.	• Drive top-tier performance – Across entire organization – Within business units – Individual contribution

Long-Term Incentive Compensation

Stock Options	Each executive officer has an award opportunity based on his or her role at Kraft Foods, long-term performance, and potential for advancement.	• Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Stock ownership/alignment to shareholders • Realized value tied to stock performance

Restricted Stock	Each executive officer has an award opportunity based on his or her role at Kraft Foods, long-term performance, and potential for advancement.	• Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Retention • Stock ownership/alignment to shareholders

Performance Shares or Long-Term Incentive Program (LTIP)	Long-term incentive with target award amounts established for each executive officer. Actual awards are linked to achievement of three-year Kraft Foods’ goals and can be higher or lower than target, based on Kraft Foods’ performance. Payout will be in Kraft Foods common stock at the end of the three-year program.	• Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Retention • Stock ownership/alignment to shareholders

Program	Description	Program Objective
Executive Benefits

Voluntary Non-Qualified Deferred Compensation Plan	Program that allows U.S. executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Retention and attraction • Provide opportunity for future financial security • Provide U.S. executives an additional opportunity to meet stock ownership requirements

Executive Perquisites	Market-consistent program that is generally limited to a car allowance, financial counseling, and, for the Chief Executive Officer only, personal use of Kraft Foods’ aircraft.	• Retention and attraction • Supports personal financial planning needs • Security of Chief Executive Officer

Post-Termination Benefits

Defined Benefit Program	Generally provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual incentive award) at the conclusion of an executive officer’s career. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees.	• Retention • Attraction • Provide financial security to long-term service executive officers in retirement

Defined Contribution Program (401(k))	Program under which Kraft Foods matches U.S. executive officers’ contributions. Account balances are typically payable at the conclusion of an executive officer’s career. Effective January 1, 2009, this program was enhanced for newly hired U.S. employees.	• Retention • Attraction • Provide opportunity for financial security in retirement • Provide U.S. executives an additional opportunity to meet stock ownership requirements

Change in Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Kraft Foods change in control.	• Retention • Focus on delivering top-tier shareholder value in periods of uncertainty • Supports effective transition

Other Benefits

Other Benefits	Medical, welfare, and other benefits.	• Retention • Attraction

2009 Compensation Mix

The chart below shows the total compensation mix, on average, for our named executive officers (NEOs), based on target awards in 2009, compared with the median of the Compensation Survey Group. Our mix is well aligned to the mix provided by companies in the Compensation Survey Group, and in the case of the Chief Executive Officer (CEO), our mix is more heavily weighted towards incentive pay than our peer companies.

(1)	For Kraft Foods, long-term incentives include restricted stock, non-qualified stock options, and performance shares; for Compensation Survey Group peers, includes all types of long-term incentive awards.

Elements of Executive Compensation

A description of each of the compensation program elements follows, and individual compensation decisions are discussed under “– Compensation Paid to Named Executive Officers in 2009.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. Base salary levels for named executive officers are targeted to be at or near the size-adjusted median of the Compensation Survey Group. However, the Committee also considers a number of other factors when reviewing and setting base salaries for named executive officers including: Kraft Foods’ performance and the named executive officer’s individual performance, level of responsibility, potential to assume roles with greater responsibility, tenure, and prior experience.

Base salaries are the basis for establishing the target payouts of the annual and long-term incentive plan awards discussed below and for retirement programs, executive group life insurance, and certain other benefits available to all employees. Salaries are reviewed on an annual basis, and merit increases are considered for all executive officers and are generally effective April 1.

Ms. Rosenfeld recommended that several senior executives (more than 20), including the named executive officers, receive no salary increases in 2009. This recommendation reflected the economic environment at the time. The Committee agreed with this recommendation. In February 2010, the named executive officers were eligible and received salary increases by amounts commensurate with market practices.

Annual Cash Incentives

Overview

The annual incentive plan is designed to motivate and reward participants, including the named executive officers, for their contribution to Kraft Foods, or a business unit of Kraft Foods, for achieving our annual financial and strategic goals. The range of amounts that an executive may earn is determined at the beginning of the year, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results. The three key financial metrics we use to measure business performance are Organic Revenue Growth, Adjusted Operating Income, and Adjusted Free Cash Flow (each, as defined below under “– 2009 Business Unit Rating”) for Kraft Foods Inc. and, with respect to Messrs. Clarke, Khosla, and Searer, for Kraft Foods Europe, Kraft Foods Developing Markets, and Kraft Foods North America, respectively. These measures are weighted equally in determining the overall performance rating. We chose these three metrics because of their high correlation to total shareholder return. We will continue using these metrics in our 2010 annual incentive plan design. The Committee believes that these metrics continue to be important measures, are highly correlated to total shareholder return, and maintain continuity with participants. These measures continue reinforcing the importance of driving both top-line and bottom-line performance while generating positive cash flow.

Award Formula

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2009	x	Individual Target Percentage (% of Base Salary)	x	Business Unit Rating (0% - 180%)	x	Individual Performance Assessment (0% - 180%)	=	Actual Award

The business unit rating helps focus our named executive officers on achieving financial results, and the individual performance assessment encourages and rewards individual contributions in achieving those financial results.

Individual Target Percentage

Each participant in the plan is assigned a target award. The target is a percentage of base salary reflecting his or her role and responsibilities. For participants, including the named executive officers, the Committee sets individual targets that position target annual incentive and target total cash compensation opportunities at approximately the size-adjusted median of the Compensation Survey Group. Generally, this assures that if business and individual goals are met at the target level, the participant would be paid an incentive at or near the size-adjusted median for his or her position relative to the Compensation Survey Group.

The individual targets, as a percentage of base salary, for the named executive officers were, as of December 31, 2009, as follows:

Ms. Rosenfeld	Mr. McLevish	Mr. Clarke	Mr. Firestone	Mr. Khosla	Mr. Searer
150%	90%	80%	80%	80%	90%

The maximum award under the annual incentive plan is 250% of target.

2009 Business Unit Rating

At the beginning of 2009, the Committee approved targets for Organic Revenue Growth, Adjusted Operating Income, and Adjusted Free Cash Flow for the Kraft Foods Inc., Kraft Foods North America, Kraft Foods Europe, and Kraft Foods Developing Markets organizational levels. These targets were set in the context of the third year of our three-year turnaround plan, which reflected a significant improvement over the prior year performance.

A performance rating scale was developed so that if the performance targets were achieved for each of the measures, then the business unit rating equals 100%. For achievement of performance above the targets, the business unit rating would be above 100%, and for performance below target, the business unit rating would be below 100%. In addition, both threshold and maximum performance levels are included in the performance scales. The business unit rating for each of Messrs. Clarke, Khosla, and Searer is linked 70% to the performance ratings of their respective businesses and 30% to the Kraft Foods Inc. performance rating. This alignment is meant to promote both “line-of-sight” accountability (by focusing the executive on the results of his business unit) as well as ensure collaboration of talent and ideas across the enterprise (by rewarding the executive for the performance of the company as a whole). Business unit ratings for the remainder of the named executive officers are aligned 100% to the Kraft Foods Inc. rating.

While we report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), our financial targets under our incentive plans are based on non-GAAP financial measures. The adjustments to the GAAP measure and rationale are described in the chart below.

Measure	Definition/Adjustment to GAAP measure	Rationale
Organic Revenue Growth	Net revenues, excluding the impact of acquisitions, divestitures, and currency	Normalizes impact of one-time factors and facilitates comparisons to prior year(s)

Adjusted Operating Income	Operating income, excluding the impact of divestitures and currency	Evaluates both overall business and segment performance and trends based on what business units can control

Adjusted Segment Operating Income	Business unit operating income excludes the impacts of divestitures, currency, unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of Kraft Foods’ U.S. pension plan cost (which is a component of cost of sales and marketing, administration, and research costs), general corporate expenses (which are a component of marketing, administration, and research costs), and amortization of intangibles for all periods presented.	Evaluates both overall business and segment performance and trends based on what business units can control

Adjusted Free Cash Flow	Cash flow from operations less capital expenditures plus voluntary pension contributions	Reflects the financial health of the company and how efficiently the company is being run

For supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the year ended December 31, 2009, see Exhibit A attached to this Proxy Statement. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft Foods’ results prepared in accordance with GAAP. In addition, the non-GAAP measures we use may differ from non-GAAP measures that other companies use.

The following are the financial targets and actual results that the Committee considered at year-end for the named executive officers in corporate positions:

	Kraft Foods Inc.
	Threshold	Target	Maximum	2009 Actual	Performance Rating
	($ in millions)
Organic Revenue Growth	0.6% growth	3.1% growth	5.1% growth	1.5% growth	74%
Adjusted Operating Income	$4,937	$5,485	$5,924	$5,844	160%
Adjusted Free Cash Flow	$1,770	$2,360	$2,832	$4,154	180%
Actual Rating					138%

In reviewing the results against key financial metrics, which were set in the context of the three-year turnaround plan and represent significant improvement, the Committee considered the following:

•

Kraft Foods delivered strong operating results despite an extremely volatile and challenging operating environment. These operating results were at or above target levels while we continued to invest for the future in product quality, marketing, innovation, and sales.

•

Organic Revenue Growth was below target levels driven primarily by adaptive pricing as a result of lower dairy costs in Kraft Foods North America. Strong organic revenue growth was delivered in Kraft Foods Developing Markets.

•	Adjusted Operating Income was significantly above target levels due to aggressive reduction of overhead expenses and improvements in working capital efficiencies.

•	Adjusted Free Cash Flow performance was outstanding and represented a 49% growth over the prior year and significantly outpaced target levels.

The following are the financial targets, actual results, and overall business unit ratings that were considered at year end for the named executive officers in business unit positions.

Key Financial Metrics	Kraft Foods North America(1)			Kraft Foods Europe(2)			Kraft Foods Developing Markets(3)
	Target	2009 Actual	Performance Rating	Target	2009 Actual	Performance Rating	Target	2009 Actual	Performance Rating
	($ in millions)
Organic Revenue Growth	2.1%	(0.4)%	50%	0.1%	(1.0)%	87%	9.5%	9.9%	102%
Adjusted Segment Operating Income	$3,919	$4,100	133%	$789	$917	180%	$1,014	$1,111	180%
Adjusted Free Cash Flow	$2,382	$3,410	180%	$253	$794	180%	$267	$545	180%
Actual Business Unit Rating			121%			149%			154%

(1)	For Kraft Foods North America, financial threshold and maximum performance goals were: Organic Revenue Growth – (0.4%) and 4.1%, Adjusted Segment Operating Income – $3,527 million and $4,233 million, and Adjusted Free Cash Flow – $1,787 million and $2,858 million.

(2)	For Kraft Foods Europe, financial threshold and maximum performance goals were: Organic Revenue Growth – (2.4%) and 2.1%, Adjusted Segment Operating Income – $710 million and $852 million, and Adjusted Free Cash Flow – $101 million and $380 million.

(3)	For Kraft Foods Developing Markets, financial threshold and maximum performance goals were: Organic Revenue Growth – 3.6%, and 14.2%, Adjusted Segment Operating Income – $913 million and $1,095 million, and Adjusted Free Cash Flow – $107 million and $401 million.

The Committee took a similar approach in assessing performance for Kraft Foods North America, Kraft Foods Europe, and Kraft Foods Developing Markets. All units significantly exceeded Adjusted Segment Operating Income and Adjusted Free Cash Flow targets. Kraft Foods Developing Markets attained its Organic Revenue Growth target and Kraft Foods North America and Kraft Foods Europe fell short of their Organic Revenue Growth targets.

Although the business unit rating is a formulaic method for assessing performance against these three key internal measures, the Committee retains discretionary authority to adjust the business rating upwards by up to 25 percentage points or downwards by up to 25 percentage points to recognize innovation, portfolio management, talent management, and the quality of our results. For 2009, the Committee considered each factor and progress in each area when assessing performance, but did not exercise discretion to modify the business ratings.

Individual Performance Assessment

An executive officer’s individual performance assessment can range from 0% to 180%. The Committee first assigns to the executive officer an individual performance rating based on its consideration of the factors discussed under “– Additional Information on Compensation Principles – Assessing Individual Performance and Potential” and then determines the executive officer’s individual performance assessment from the range of percentages associated with that rating. Below is a summary of the five performance rating categories and the range of individual performance payouts associated with each category:

Individual Performance Rating	Incentive Pay Out Range as a Percent of Target
Spectacular	140% –180%
Exceeds	115% –135%
Good	90% – 110%
More is Expected	40% – 80%
Unacceptable	0%

In 2009, the Committee took into account the following factors in determining the individual performance assessments for our named executive officers: contributions to the organization such as operational efficiency, leadership, acquisition/divestiture activity, quality of financial results, talent management, and diversity of employees. The Committee specifically considered the results of the Cadbury bid in 2009 and acquisition in early 2010 in determining actual annual incentives paid to the named executive officers. These factors are discussed in more detail under “– Compensation Paid to Named Executive Officers in 2009.”

Long-Term Incentives

The Committee uses long-term incentive equity award grants to align the interests of our executive officers with those of our shareholders. In 2009, we delivered our equity awards to eligible employees, including the named executive officers, through a combination of non-qualified stock options, restricted stock, and performance shares. As described under “– Our Compensation Program Design – Summary of 2009 Compensation Program,” we use a portfolio of different types of awards to accomplish multiple objectives with our equity-based incentives.

Equity Awards – Restricted Stock and Stock Options

We grant restricted stock and non-qualified stock options on an annual basis. In 2009, we intended that one-half of the value be delivered in the form of restricted stock and one-half of the value be delivered as stock options. To maintain this balance, the ratio of restricted shares to stock options was one to four in 2009. The Committee decided on this equity mix because it balances the retention value of restricted stock with the performance aspect of stock options. We are committed to growing shareholder value, and our incentive plans support this objective. To support the retention aspects of the program, the restricted stock does not vest until three years after the date of grant. The stock options vest one-third each year over three years. For non-U.S. employees, we grant deferred stock units instead of restricted stock, which have the same vesting as restricted stock.

Award ranges are based on an analysis of competitive market practice, with the midpoint of the equity award ranges, plus the value of the LTIP opportunity, approximately equal to the size-adjusted total long-term incentive median of the Compensation Survey Group. An equity award above or below the midpoint of the range is based on a qualitative review of an executive officer’s sustained individual performance and an evaluation of each executive officer’s potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint.

The range of award opportunities, expressed in terms of grant value, for the named executive officers as of February 20, 2009, the date of the 2009 annual stock award grant, are shown in the table below. There is no grant value award range for the Chief Executive Officer. In determining Ms. Rosenfeld’s equity award in 2009, the Committee considered competitive data from the Compensation Survey Group as well as her performance.

Name	Grant Value Award Range ($)
Irene Rosenfeld	N/A
Timothy McLevish	737,500 – 2,212,500
Michael Clarke	442,500 – 1,327,500
Marc Firestone	442,500 – 1,327,500
Sanjay Khosla	442,500 – 1,327,500
Richard Searer	737,500 – 2,212,500

All equity awards approved by the Committee and granted to the named executive officers in 2009 were within the respective ranges presented above. Actual equity award amounts in 2009 are presented in this Proxy Statement in the 2009 Grants of Plan-Based Awards Table under “Executive Compensation Tables.”

The date for annual restricted stock and stock option awards is pre-set on the date of the second regularly scheduled Committee meeting of the calendar year. The exercise price for stock options is determined on the date the awards are approved by the Committee and is set as the average of the high and low trading prices on that date.

LTIP – Performance Shares (2009 – 2011 performance cycle)

The LTIP is designed to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The plan measures performance over a three-year period (2009 – 2011) and shares of Kraft Foods’ common stock are earned based on the actual performance against goals set at the beginning of the cycle. The number of shares earned by an executive officer under this program depends on achievement of key internal financial metrics and total shareholder return results relative to our peers. There is no individual performance factor used in the calculation.

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, each element of this formula is discussed below.

Base Salary at Beginning of Performance Cycle	x	Individual Target Percentage (% of Base Salary)	x	Business Performance Rating (0% - 200%)	=	Actual Award

Individual Target Percentage. Each participant in the plan is assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target award levels, as a percentage of base salary at the beginning of the performance period, for the named executive officers as of January 1, 2009 were:

Ms. Rosenfeld	Mr. McLevish	Mr. Clarke	Mr. Firestone	Mr. Khosla	Mr. Searer
250%	150%	125%	125%	125%	150%

At the beginning of the performance cycle, these target amounts are converted to a target number of shares. Actual shares earned can range from 0 – 200% of target shares at the end of the performance cycle based on the business performance rating.

Business Performance Rating. For the 2009 – 2011 LTIP, the Committee will measure the following corporate-focused measures, with specific weightings for all participants:

Measure	Weighting
Organic Revenue Growth(1)	30%
Ongoing Earnings Per Share Growth(2)	20%
Cumulative Adjusted Free Cash Flow(3)	20%
Annualized Relative Total Shareholder Return(4)	30%

(1)	Organic Revenue Growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions, and divestitures.

(2)	Ongoing Earnings Per Share (“EPS”) Growth is a non-GAAP financial measure and is equal to diluted earnings per share, excluding items and the impact of divestitures and currency.

(3)	Cumulative Adjusted Free Cash Flow is a non-GAAP financial measure and is equal to cumulative operating cash flow less capital expenditures during the performance cycle.

(4)	Annualized Relative Total Shareholder Return is a comparison relative to the Performance Peer Group during the performance cycle. Information on the Performance Peer Group is discussed above.

We do not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The performance goal for Organic Revenue Growth is in line with our stated long-term goal of delivering 4-plus percent top-line growth. Similarly, our Ongoing EPS Growth goal is also in line with our 7-9% long-term guidance on bottom-line growth. Our Cumulative Adjusted Free Cash Flow goal is based on our three-year strategic plan. The degree of difficulty in achieving the internal measures is challenging. In this regard, we have met or exceeded our Organic Revenue Growth and Cumulative Adjusted Free Cash Flow objectives in three of the past five years. Ongoing EPS Growth goals have been met or exceeded twice in the past five years.

We also believe that disclosure of the related financial targets is not critical to shareholder understanding of compensation paid to the named executive officers until payments are made. At the conclusion of each plan performance cycle and upon payment to participants, we will disclose the three-year performance targets and results.

The target objective set for relative total shareholder return is the median of the Performance Peer Group from 2009 to 2011. The Organic Revenue Growth, Ongoing EPS Growth, and Cumulative Adjusted Free Cash Flow targets were set relative to historical results from the Performance Peer Group.

Both our short-term and long-term plans use Organic Revenue Growth and Adjusted Free Cash Flow measures but our benchmarks used to set targets for these plans are different. We believe the use of these measures focus our employees on critical internal drivers, both in the short term and long term. The short-term targets are set against our plan. The long-term targets are set against the performance benchmarks of our peers. These metrics, when used together, have a high correlation with increasing shareholder value. As noted in “– Executive Summary of Compensation Actions,” the Committee eliminated the Adjusted Free Cash Flow metric and increased the Relative Total Shareholder Return metric to a 50% weighting for the 2010 – 2012 LTIP.

To address unforeseen or unintended consequences, the Committee retains discretion to adjust the final business performance rating upwards by up to 25 percentage points or downwards by up to 25 percentage points, including factoring in a qualitative review of financial results, portfolio management, innovation, and talent development. Any discretion applied by the Committee at the conclusion of the performance cycle will be disclosed.

Cash-Based LTIP Award (2007 – 2009 performance cycle)

In 2007, the Committee granted senior executive officers at the time, including Ms. Rosenfeld and Messrs. Firestone, Khosla, McLevish, and Searer, long-term cash-based incentives. The plan measured Kraft Foods’ performance over a three-year period (2007 – 2009) and cash was to be awarded based on actual performance against goals set at the beginning of the cycle. The amount of cash earned by an executive officer under this program was based on achievement of key internal financial metrics and relative total shareholder return results using the Performance Peer Group at the beginning of the performance cycle. The plan measures were based on the three-year strategic turnaround plan that was established in 2007 to get key financial measures including revenue, operating income, and cash flow from lower tier to top-tier levels compared to our peer group.

Business Performance Rating and Payments. The Committee established the following weightings and target goals for the 2007 – 2009 three-year cycle and approved the resulting performance and rating for determining the ultimate payout. There was no individual or business unit performance factor used in the calculation. Kraft Foods’ performance was significantly above target in Ongoing Operating Income Growth and Cumulative Adjusted Free Cash Flow. Organic Revenue Growth was above target. Relative Total Shareholder Return was below threshold and served to significantly reduce the overall performance rating.

Key Financial Metrics	Weighting	Kraft Foods Inc.
		Threshold	Target	Maximum	2007-2009 Actual	Performance Rating
Organic Revenue Growth	30%	3.0%	4.1%	6.9%	4.4% growth	111%
Ongoing Operating Income Growth	20%	2.0%	3.6%	12.4%	8.4% growth	155%
Cumulative Adjusted Free Cash Flow(1)	20%	$6.8 billion	$7.6 billion	$9.0 billion	$8.8 billion	186%
Annualized Relative Total Shareholder Return	30%	4 pp below median	Median	8 pp above median	Below threshold	0%
Actual Business Rating						101%

(1)	The name of the cash flow measure was changed to Cumulative Adjusted Free Cash Flow, but the method of calculation did not change.

As discussed above, the Committee had discretion to adjust the final business performance ratings. The Committee did not exercise any discretion.

As previously disclosed when target award opportunities were granted, a transition multiplier was applied to these awards since we were transitioning from end-to-end discrete performance cycles to overlapping performance cycles. As a result, the actual award opportunities were approximately 183.3% of the current award opportunities. Based on target awards, as a percent of salary, and the business performance rating of 101% of target, the chart below shows the payouts for each of the named executive officers.

Name	Target Award	Actual Award(1)
Irene Rosenfeld	250% of salary	$6,628,125
Timothy McLevish(2)	150% of salary	$792,219
Michael Clarke	Not Eligible	Not eligible
Marc Firestone(3)	108% of salary	$1,175,388
Sanjay Khosla(2)	125% of salary	$900,583
Richard Searer(4)	150% of salary	$1,884,281

(1)	Actual award is determined by end of year salary in each of the years within the three-year cycle multiplied by the target award. For executive officers participating in a previous performance cycle, the Committee multiplied the respective target levels for the final awards under the 2007 – 2009 LTIP by 183.3% to compensate for the shift in the payment timing.

(2)	Messrs. McLevish and Khosla were not eligible for the transition multiplier.

(3)	Mr. Firestone’s target was increased from 75% of salary to 125% of salary for the last two year’s of the three-year cycle. His target and final award reflects a weighted average target incentive.

(4)	Mr. Searer’s award was prorated to reflect his retirement on October 1, 2009.

Voluntary Non-Qualified Deferred Compensation Plan

In 2009, certain U.S. senior management (approximately 125 employees) including the named executive officers were eligible for the voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group, and, thus, is provided for retention and recruitment purposes. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual and long-term cash incentives. The investment choices are the same as those in Kraft Foods Inc. Thrift/TIP 401(k) Plan. Kraft Foods also provides a company match on deferrals of base salary and annual cash incentives under the Kraft Foods Supplemental Benefits Plan.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance, a financial counseling allowance, and, for the Chairman and Chief Executive Officer only, personal use of the corporate aircraft. For security and personal safety reasons, we require Ms. Rosenfeld to use the corporate aircraft for both business and personal travel. Use of the corporate aircraft for business and personal reasons also allows Ms. Rosenfeld to be more productive and efficient when she travels. Taxes on all perquisites are the sole responsibility of the named executive officer.

In 2009, the Committee reviewed market data for named executive officers in the Compensation Survey Group. The types and total costs of perquisites offered by Kraft Foods are similar to the types and costs offered at other peer companies. Accordingly, the Committee believes that the perquisites Kraft Foods offers are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table under “Executive Compensation Tables.” Other than these perquisites, executive officers receive the same benefits as other Kraft Foods employees.

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits.

Change in Control Plan. We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey Group, including eligibility, severance benefit levels, and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our named executive officers, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquiring entity does not assume the awards (“double trigger”). We adopted the double trigger to help assure that key personnel would be available to assist in the successful transition following a change in control. In addition, under the CIC Plan, Kraft Foods will cover any excise taxes that may be triggered by separation payments paid to the Chairman and Chief Executive Officer. However, excise taxes for all other participants will only be paid by Kraft Foods if change in control separation payments exceed 110% of the IRS-imposed cap of 2.99 times the base amount. To the extent that separation payments do not exceed 110% of the IRS-imposed cap but do trigger excise tax payments, separation payments will be limited to the maximum amount that does not trigger such excise tax amounts. This is done to minimize our expense for separation payments that do not significantly exceed the IRS-imposed cap limit. In 2009, we eliminated the excise tax gross up for all executives who first become eligible to participate in the CIC Plan after December 31, 2009.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. We do not have individual severance agreements with our named executive officers. For non-CIC Plan separations, we maintain a severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where we have employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Retirement Benefits. Both tax-qualified and supplemental defined benefit retirement plans are offered to executive officers, including the named executive officers, and vary by country. The Committee believes that these retirement benefits are important for retention and recruitment, as many of the companies in the Compensation Survey Group offer similar programs. Accrued amounts and additional details of each of our defined benefit retirement programs offered to the named executive officers are presented in the 2009 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

Ms. Rosenfeld’s 2006 employment letter provides her with an enhanced pension benefit that credits her pension service for the period of time that she was not employed by Kraft Foods between 2004 and 2006. This enhanced pension benefit was provided to her because Ms. Rosenfeld had forfeited her right to a pension benefit at her previous employer when she joined Kraft Foods and was part of a broader incentive program to help encourage her to return to Kraft Foods. Additional details of this enhanced pension benefit are presented in the 2009 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

The Committee believes that both the U.S. tax-qualified and Supplemental Defined Contribution plans are integral parts of our overall executive compensation program. The Supplemental Defined

Contribution Plan is important because it encourages executive officers, including named executive officers, to save for retirement. The Committee believes that our named executive officers should be able to defer the same percentage of their compensation, and receive the corresponding Kraft Foods matching contributions, as all other employees, without regard to the compensation limit established by the Internal Revenue Code of 1986, as amended (the “Code”), for tax-qualified plan contributions. Accrued amounts and additional details of each of the non-qualified deferred compensation programs offered to named executive officers are presented in the 2009 Non-Qualified Deferred Compensation Table and the accompanying narrative to the table under “Executive Compensation Tables.”

Compensation Paid to Named Executive Officers in 2009

Overview

There are no material differences in compensation policies with respect to each named executive officer. We designed each of the named executive officer’s target compensation levels to be at or near the Compensation Survey Group’s size-adjusted median. Based on compensation actions taken for each of the named executive officers in 2009, target total compensation for each of them remains below the size-adjusted median of the Compensation Survey Group, based on the latest available data reported by Hewitt.

Below are the specific compensation actions for each of the named executive officers in 2009. While the named executive officers include Richard Searer, he retired from the company, effective October 1, 2009.

Ms. Rosenfeld

Base Salary Increase. Ms. Rosenfeld did not receive a base salary increase in 2009. Her salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. The Committee determined Ms. Rosenfeld’s annual incentive for 2009 in accordance with the 2009 annual incentive plan mechanics. Based on the strong quality financial and strategic results discussed below, the Committee set Ms. Rosenfeld’s individual performance assessment at 130% of target. For 2009, the Committee considered the following performance in determining the individual performance assessment element of her annual incentive award in the context of the final year of the three-year turnaround:

•	Led the combination of Kraft Foods and Cadbury, which transformed the portfolio into faster growing categories and geographies

–	The Committee assessed Ms. Rosenfeld’s leadership in executing on the formal bid for Cadbury in November 2009 and closing this complex deal in early 2010 as exceptional; and

–

The Committee specifically noted her commitment to financial discipline as evidenced by maintaining our investment grade rating, accretion to cash earnings in the second full year, and our current dividend.

•	Led the divestitures of businesses that continue to transform the portfolio

–	Divested the North American frozen pizza business in the first quarter of 2010 for $3.7 billion; and

–	Divested several slow growth small businesses during 2009 that generated approximately $0.04 of incremental EPS.

•	Delivered strong financial performance as evidenced by the following:

–	Diluted Earnings Per Share of $2.03, 7% over prior year, and fifteen cents above original operating plan target driven by strong operating results and aggressive reduction of overhead expenses;

–	Significant improvement over the prior year Operating Income Margin driven by improved alignment of costs and pricings and successful restructuring programs; and

–	Record levels of Adjusted Free Cash Flow driven by improved working capital efficiencies and management of capital expenditures.

•	Continued to improve organizational capabilities, build a strong talent pipeline, improve diversity of the workforce, and lead our company’s transformation to a sustainable, high-performing culture.

Equity Award (stock options and restricted stock). As part of our annual equity program in 2009, the Committee granted Ms. Rosenfeld an award of $5,954,328 (173,300 restricted stock shares and 693,200 stock options). The Committee granted an award above the Compensation Survey Group median in recognition of company results based on the progress of 2007 strategic initiatives and strong individual performance in 2008.

2007 – 2009 LTIP. Based on the formulaic determination of this incentive, Ms. Rosenfeld was awarded a cash payment of $6,628,125, which represented 101% of her target award opportunity.

As discussed previously, when these awards were originally made, Kraft Foods was transitioning from end-to-end, discrete LTIP cycles to overlapping LTIP cycles. The purpose of shifting from an end-to-end pay cycle to overlapping pay cycles was to better align pay to performance. Beginning a new performance cycle each year allows us to set new goals each year (versus once every three years). As a result of this shift, the new target amounts were appropriately adjusted downward to one-third of the original targets so that payments over any three-year period would be essentially equivalent to the amount paid under the former design. As a consequence, for the next two performance cycles (2007 - 2009 and 2008 - 2010), the LTIP targets will be greater than 100% of the current target to account for this shift, assuming achievement of target performance. Participants will achieve parity with the end-to-end program following the conclusion of the first two overlapping performance cycles. This transition is illustrated below.

Alternative View of Total Compensation to Ms. Rosenfeld. The chart below shows how the Committee thinks about Ms. Rosenfeld’s total compensation for 2007, 2008, and 2009 in making decisions with respect thereto. While her 2007 – 2009 LTIP payment is disclosed as a payment in 2009 in the Summary Compensation Table below under “Executive Compensation Tables” and represented the most significant portion of the increase in her total compensation compared to 2008, the award was granted to Ms. Rosenfeld in 2007 and the payment represents performance over a three-year performance cycle.

The chart below illustrates the amount of compensation earned each year. This table shows how the Committee viewed Ms. Rosenfeld’s compensation and provides context for the decisions made by the Committee. This table is different than the disclosure in the Summary Compensation Table. As depicted in the chart below, Ms. Rosenfeld’s Total Direct Compensation (salary plus annual incentives paid plus long-term incentive grant values) changed from $14.9 million to $15.3 million to $15.1 million from 2007 to 2009. This table is not intended to replace the Summary Compensation Table.

	2007	2008	2009
	($ in thousands)
Base Salary Rate	$1,400	$1,470	$1,470

Annual Incentive
- Actual Award	$2,625	$4,070	$3,956

Equity (Stock Options/Restricted Stock)
- Actual Grant Value	$7,225(1)	$6,215	$5,954

LTIP Grant
- Target Grant Value	$3,616(2)	$3,502(2)	$3,733
	2007 - 2009 LTIP	2008 - 2010 LTIP	2009 - 2011 LTIP

Total Compensation	$14,866	$15,257	$15,113

Actual Payout of 2007-2009 LTIP			$6,628(2)

(1)	Includes a one-time $2.2 million stock option grant value to recognize Ms. Rosenfeld’s additional responsibilities as Chairman.

(2)	Target grant value excludes the transition multiplier of 183.3% of target award for the 2007-2009 LTIP award and 116.6% of target award for the 2008-2010 LTIP. The actual payout value for the 2007-2009 performance cycle includes the transition multiplier.

Other Named Executive Officers

Below are the specific compensation actions for each of the other named executive officers in 2009.

Mr. McLevish

Base Salary Increase. Mr. McLevish did not receive a base salary increase in 2009. His salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2009, Mr. McLevish’s individual performance guidelines were primarily related to his leadership associated with the financing of the Cadbury acquisition and on the divestiture of the frozen pizza business. In addition, the Committee noted his contribution to the quality of financial results delivered in 2009 as well as his strong leadership on diversity within his function.

Equity Award (stock options and restricted stock). As part of our annual equity program in 2009, the Committee granted Mr. McLevish 37,020 restricted stock shares and 148,080 stock options. His total award was at the size-adjusted peer group median for his position.

2007 - 2009 LTIP. Mr. McLevish’s award was $792,219. Per the design of the incentive, no individual adjustments were made.

Mr. Clarke

Base Salary Increase. Mr. Clarke was hired in January 2009 at a salary of $650,000. In 2009, he did not receive any subsequent increases. His salary is at the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2009, Mr. Clarke’s individual performance guidelines were primarily related to his leadership on delivering strong financial results despite significant market challenges. The Committee noted his efforts in strengthening the talent in his business through a series of internal appointments and external hires. The Committee also noted his solid diversity leadership within his business unit.

Equity Award (stock options and deferred stock units). As part of our annual equity program in 2009, the Committee granted Mr. Clarke 18,720 deferred stock units and 74,880 stock options. His annual award was at the size-adjusted peer group median for his position. In addition, Mr. Clarke was a awarded a deferred stock unit grant of $750,060 upon hire as an inducement to accept his position at Kraft Foods.

Mr. Firestone

Base Salary Increase. Mr. Firestone did not receive a base salary increase in 2009. His salary is at the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2009, Mr. Firestone’s individual performance guidelines were primarily related to his leadership on several major initiatives including the divestiture of the frozen pizza business and the successful acquisition of Cadbury. The Committee also noted his strong leadership on diversity within his function.

Equity Award (stock options and restricted stock). As part of our annual equity program in 2009, the Committee granted Mr. Firestone 20,630 restricted stock shares and 82,520 stock options. His total award was at the size-adjusted peer group median for his position.

2007 - 2009 LTIP. Mr. Firestone’s award was $1,175,388. Per the design of the incentive, no individual adjustments were made.

Mr. Khosla

Base Salary Increase. Mr. Khosla did not receive a base salary increase in 2009. His salary is at the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2009, Mr. Khosla’s individual performance guidelines were primarily related to his role in leading Kraft Foods Developing Markets through an exemplary year on financial performance. The Committee also recognized Mr. Khosla’s role in maximizing results from the Category Executive Teams in which he leads. The Committee also noted his strong leadership on diversity within his area of responsibility.

Equity Award (stock options and restricted stock). As part of our annual equity program in 2009, the Committee granted Mr. Khosla 20,100 restricted stock shares and 80,400 stock options. His annual award was at the size-adjusted peer group median for his position. In addition, Mr. Khosla was awarded an off-cycle restricted stock grant of $1,000,415 to recognize and encourage him in his new role that is more focused on high growth markets.

2007 - 2009 LTIP. Mr. Khosla’s award was $900,583. Per the design of the incentive, no individual adjustments were made.

Mr. Searer

Base Salary Increase. Mr. Searer did not receive a base salary increase in 2009. His salary is at the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. In 2009, Mr. Searer’s individual performance guidelines were primarily related to his leadership in driving continued financial performance improvement in Kraft Foods North America.

Equity Award (stock options and restricted stock). As part of our annual equity program in 2009, the Committee granted Mr. Searer 25,390 restricted stock shares and 101,560 stock options. His total award was below the size-adjusted peer group median for his position. His equity awards were forfeited at the time of his retirement.

2007 - 2009 LTIP. Mr. Searer’s award was $1,884,281. Per the design of the incentive, no individual adjustments were made.

Additional Information on Compensation Principles

Providing Competitive Pay

Composition and Purpose of the Compensation Survey Group

We annually compare our compensation program with those companies in the Compensation Survey Group. This annual review is designed to assure that our compensation program and target compensation levels are in line with market practice and maintain our ability to attract and retain the level of talent we need to drive sustainable superior total shareholder returns.

To assure that the Compensation Survey Group includes the most appropriate companies, the Committee considers companies meeting the following criteria: companies that are of similar revenue size and market capitalization, emphasize the food and beverage industry, have a global focus, are recognized for their industry leadership and brand recognition, have executive positions similar in breadth, complexity, and scope of responsibility, and compete with us for executive talent. In its evaluation of companies, the Committee starts with companies with revenue over $10 billion and up to 2.5 times Kraft Foods’ revenue.

Based on this, and in consultation with management and with the assistance of Hewitt, the Committee’s former compensation consultant, the Committee selected these companies for the 2009 Compensation Survey Group:

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
Bristol-Myers Squibb Company	Merck & Co., Inc.
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
ConAgra Foods, Inc.	Pfizer Inc.
Eli Lilly and Company	The Procter & Gamble Company
General Mills, Inc.	Sara Lee Corporation
H.J. Heinz Company	Unilever N.V.
Johnson & Johnson	The Walt Disney Company
Kellogg Company

In May 2009, we removed Anheuser-Busch Companies, Inc. from the group because of its acquisition by InBev in December 2008 and Wyeth because of its pending acquisition by Pfizer Inc. The Committee replaced those companies with 3M Company and H.J. Heinz Company, which each met the above-described criteria for inclusion in the Compensation Survey Group. These changes did not significantly impact the overall revenue median of the peer companies. The median revenue of the peers is $24 billion. Kraft Foods’ revenue is at the 75th percentile of the peer companies.

In determining appropriate compensation levels for the named executive officers, the Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group. We use data obtained from the Compensation Survey Group through custom surveys administered by Hewitt and through the companies’ public filings. As discussed under “Human Resources and Compensation Committee Matters – Independence of Compensation Consultant to the Human Resources and Compensation Committee,” the Committee replaced Hewitt as its compensation consultant in September 2009. However, the Committee continues to review and consider compensation data prepared by Hewitt based on the level of participation of our peer companies in Hewitt’s compensation surveys. The Committee’s current compensation consultant, Compensation Advisory Partners, also reviews and evaluates the data provided by Hewitt on behalf of the Committee.

2009 Competitive Positioning

Our compensation philosophy is to set total compensation including base salary and annual and long-term incentives at or near the median of the Compensation Survey Group, based on size-adjusted data. The Committee believes that targeting the size-adjusted median of the Compensation Survey Group provides the opportunity to attract and retain talented and capable employees. Due to our revenue size relative to our peer group ($42 billion in revenue for the year ended December 31, 2008 vs. a median of $24 billion), the Committee uses a size-adjusted median when comparing executive compensation levels. For positions with corporate-wide responsibilities, the Committee uses the average of the “revenue-correlated” median (based on $42 billion in revenues relative to the $24 billion median of the Compensation Survey Group) and the raw median to obtain a size-adjusted median. We use this same approach for senior business unit level positions. In effect, the Committee is using a value greater than the raw median but less than a revenue-correlated median. This results in a more conservative approach to benchmarking the compensation data than simply using the revenue-correlated median.

The magnitude of the size-adjusted median (in terms of percentile ranking) typically places total compensation, in addition to the individual elements of total compensation, between the raw median and the 75th percentile of the Compensation Survey Group. For perspective, Kraft Foods’ revenues approximate the 75th percentile of the Compensation Survey Group.

Composition and Purpose of the Performance Peer Group

The Committee uses the Performance Peer Group to understand the linkage of pay and performance and for determining the relative total shareholder measure in the LTIP. For 2009, the Performance Peer Group was comprised of companies the Committee considered to be our market competitors or that had been selected primarily on the basis of industry. There is substantial overlap (11 of the 17 companies) between the Performance Peer Group and the Compensation Survey Group. The primary difference between the Performance Peer Group and the Compensation Survey Group is that the Performance Peer Group companies are more heavily focused on the food and beverage industry than the companies in the Compensation Survey Group and are included regardless of revenue size or market capitalization.

With respect to performance measures for our LTIP, we believe that it is relevant to compare our financial performance to a group of food and beverage companies as it is likely that our shareholders are comparing our financial performance to a similar group of companies when making investment decisions. We believe that this group is less relevant when comparing compensation levels at various positions within the organization due to Kraft Foods’ size and complexity relative to several companies included in this group. The Performance Peer Group companies are:

Food and Beverage Companies		Other Household Products Companies
Cadbury plc	The Hershey Company	The Clorox Company
Campbell Soup Company	H.J. Heinz Company	Colgate-Palmolive Company
The Coca-Cola Company	Kellogg Company	The Procter & Gamble Company
ConAgra Foods, Inc.	Nestlé S.A.
Diageo plc	PepsiCo, Inc.
General Mills, Inc.	Sara Lee Corporation
Groupe Danone	Unilever N.V.

Providing Fixed and Variable Compensation

Our executives receive fixed compensation in the form of salary, benefits, and perquisites. By design, the remainder of their compensation, comprising a significant portion of total compensation, is variable. Our variable pay components include annual cash incentives, non-qualified stock options, restricted stock, and performance shares.

Since a significant portion of compensation is variable, our executive officers may earn total compensation that is above the median of the Compensation Survey Group when they achieve superior business and/or individual performance. Conversely, executive officers may receive total compensation below the median when business and/or individual performance is below that of our peers.

Most of our variable compensation is provided in the form of long-term compensation. This assures that compensation delivered to the named executive officers and other executive officers is aligned with shareholders’ interest in sustained superior total shareholder returns. There are no specific pre-established policies or targets for the allocation between short-term and long-term compensation, or between cash and equity. In determining the appropriate pay mix of short-term and long-term compensation and cash and equity compensation for our executive officers, the Committee considered the practices of our peers in the Compensation Survey Group to assure the competitiveness of Kraft Foods’ compensation package in order to preserve our ability to attract and retain talented executive officers.

Assessing Individual Performance and Potential

We have established a performance management process that is intended to support all employees and their managers in defining annual work goals in support of Kraft Foods’ business strategies, assessing how the employee performed against those goals, and facilitating conversations regarding future career opportunities. Each year, our Chairman and Chief Executive Officer, Ms. Rosenfeld, provides the Committee with an individual performance and potential assessment for each of her direct reports, including the named executive officers. She also provides the Committee, for its consideration, her compensation recommendations, including recommendations for annual incentive awards, annual equity awards, and base salary increases for each of her direct reports. The Committee reviews and discusses her recommendations, taking into account the various factors within the criteria, and may revise her recommendations based on those factors.

Specifically, in assessing individual performance and potential in the context of making executive compensation decisions, the Committee considers the executive officer’s:

•	contributions to Kraft Foods’ overall performance;

•	individual performance relative to pre-established individual objectives discussed at the beginning of the performance cycle;

•	leadership capabilities;

•	long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	position against competitive market norms for similar roles.

Impact on Compensation

Individual performance is one factor the Committee considers during the annual salary and cash incentive review process. While individual performance is based on a number of factors that are identified as motivators for the named executive officer at the beginning of the year, ultimately the performance assessment takes into account a variety of factors and events that occurred during the year and is inherently subjective. In addition, assessment of an individual’s long-term performance and ability to assume roles of greater responsibility is considered in determining annual restricted stock and stock option awards.

Requiring Executive Stock Ownership

To further align the interests of our senior management (approximately 180 executives), including our named executive officers, with those of our shareholders, each executive is required to acquire and hold a significant amount of Kraft Foods common stock. The Committee believes that Kraft Foods’

stock ownership levels will help increase the focus of our executives on improving total shareholder return over time. Our stock ownership guideline levels are greater than the median of our peers in the Compensation Survey Group. While we do not employ mandatory retention of equity, our stock ownership guideline levels make it difficult for an executive to sell his or her shares until the guidelines are met. Executives are required to attain their ownership levels within five years of joining Kraft Foods, or within three years of being promoted to a higher level within the executive ranks. We monitor stock ownership levels regularly. We define stock ownership as direct ownership of Kraft Foods common stock, including sole ownership, direct purchase plan shares, restricted shares, and accounts over which the executive has direct or indirect ownership or control. This definition does not include unexercised Kraft Foods stock options or unearned performance shares. If an executive does not meet the guideline level in the required timeline, the Chairman and Chief Executive Officer may take any further action as she deems appropriate depending on the executive’s particular circumstances.

We communicate guidelines in U.S. dollar denominations and common shares. The executive must hold the lesser of (1) the number of common shares (or equivalents) equal in value to the amounts shown in the table below; and (2) the number of common shares (or equivalents) shown in the table below. The number of common shares (or equivalents) shown below is based on the U.S. dollar amount shown divided by the closing stock price on the first trading day in the year the executive was appointed to his or her current role.

Ms. Rosenfeld	Mr. McLevish	Mr. Clarke	Mr. Firestone	Mr. Khosla
$15,000,000	$4,000,000	$2,500,000	$2,500,000	$2,500,000
534,760	112,328	91,442	78,004	70,205

As of March 1, 2010, Ms. Rosenfeld and Messrs. Firestone and Khosla had stock ownership levels at or above their respective ownership guidelines. Messrs. McLevish and Clarke joined Kraft Foods in 2007 and 2009, respectively, and are currently below minimum stock ownership levels as permitted under our policy. Under the policy, executives have five years from their employment date to attain expected stock ownership levels.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Kraft Foods’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. Then, the Board or committee, in its discretion, may take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	Requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	Requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	Canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	Adjusting the executive officer’s future compensation; or

•	Terminating or initiating legal action against the executive officer, as the Board or the appropriate committee determines to be in Kraft Foods’ best interests.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Kraft Foods securities by Section 16 officers, including all of the named executive officers. Among other restrictions, the policy:

•	Allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	Prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

Prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls, or other derivatives on Kraft Foods securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Kraft Foods securities.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code limits our ability to deduct compensation paid to covered employees, including the named executive officers, for tax purposes to $1.0 million annually. Covered employees include the principal executive officer and Kraft Foods’ next three highest paid executive officers, other than Kraft Foods’ principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2009, annual incentive awards, stock options, restricted stock, and LTIP grants awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax deductible.

We intend to qualify time-vested restricted stock awards granted to our executive officers using the performance-based compensation exemption. In February 2008, the Committee approved a formula to determine the maximum number of restricted shares that could be awarded to the named executive officers contingent upon the achievement of adjusted net earnings during a one-year performance period prior to the stock grant. Under the formula, the maximum number of restricted shares that could be awarded under our 2009 annual restricted stock awards program was equal to 1.00% of Kraft Foods’ adjusted net earnings in 2008. We defined adjusted net earnings as net earnings before extraordinary items, discontinued operations, and the cumulative effect of accounting changes and excluding certain other items designated by the Committee. In addition, Kraft Foods’ 2005 Performance Incentive Plan limits individual annual restricted stock awards to 1.0 million shares. In February 2009, using the adjusted net earnings formula, the Committee determined the grant value pool for the 2009 restricted stock grant awards. The maximum award available for grant to Kraft Foods’ Chief Executive Officer was equal to one-third of the pool. The remaining two-thirds of the pool was available for allocation among the remaining covered officers, including the named executive officers, subject in each instance to the maximum individual award amount under the 2005 Performance Incentive Plan.

In addition, the Committee has taken appropriate actions to preserve the tax deductibility of annual cash incentive and long-term performance awards. The Committee has retained the discretion to authorize payments that may not be tax-deductible, if it believes that such payments are in the best interest of shareholders. For example, the Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax deductible in 2009. In addition, a portion of each of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2009 because of other elements of their annual compensation. Specifically, to the extent that a named executive officer’s compensation from a combination of base salary, restricted stock vesting proceeds (from restricted stock grants made prior to 2007), restricted stock dividends, and perquisites exceeded $1.0 million, the excess amount was not deductible in 2009. In 2009, Messrs. Clarke and Khosla received time-vested restricted stock awards in addition to their normal annual grants. These grants were not intended to be tax deductible under Section 162(m).

EXECUTIVE COMPENSATION TABLES

2009 Summary Compensation Table

All data in U.S. Dollars

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Annual Incentive Awards(3) ($)	Cumulative Three-Year 2007 - 2009 Incentive Plan Awards(4) ($)	Total Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value(5) ($)	All Other Compen- sation(6) ($)	Total Compen- sation ($)
Rosenfeld, Irene	2009	1,470,000	—	7,829,371	1,857,776	3,956,000	6,628,125	10,584,125	4,240,935	362,994	26,345,201
Chairman and Chief Executive Officer	2008	1,452,231	—	7,982,638	2,352,760	4,070,000	—	4,070,000	2,722,960	153,868	18,734,457
	2007	1,375,000	—	5,000,023	2,224,500	2,625,000	—	2,625,000	1,921,158	384,807	13,530,488

McLevish, Timothy	2009	700,000	—	1,941,578	396,854	1,287,000	792,219	2,079,219	185,003	103,224	5,405,878
Executive Vice President and Chief Financial Officer	2008	693,654	—	1,721,994	426,550	1,075,000	—	1,075,000	77,668	99,956	4,094,822
	2007	168,750	500,000	1,500,344	—	153,500	—	153,500	13,430	36,989	2,373,013

Clarke, Michael	2009	640,000	—	2,018,005	200,678	900,000	—	900,000	132,665	955,674	4,847,022
Executive Vice President and President Europe

Firestone, Marc	2009	660,000	—	1,325,709	221,154	1,260,000	1,175,388	2,435,388	472,795	99,331	5,214,377
Executive Vice President Corporate and Legal Affairs and General Counsel	2008	659,904	—	1,396,448	258,983	975,000	—	975,000	185,237	28,666	3,504,238

Khosla, Sanjay	2009	720,000	—	2,389,562	215,472	1,050,000	900,583	1,950,583	237,206	275,190	5,788,013
Executive Vice President and President, International	2008	714,923	—	1,345,685	281,792	1,100,000	—	1,100,000	148,261	232,809	3,823,470
	2007	673,077	750,000	1,635,395	—	545,000	—	545,000	65,511	432,816	4,101,799

Searer, Richard	2009	616,250	—	1,704,780	272,181	589,000	1,884,281	2,473,281	—	2,446,203	7,512,695
Former Executive Vice President and President, North America	2008	718,654	—	1,836,246	365,486	810,000	—	810,000	474,632	107,861	4,312,879
	2007	691,539	—	900,337	—	535,000	—	535,000	387,260	92,951	2,607,087

(1)	The stock awards column includes restricted stock awards and performance shares. The amounts shown in this column represent the full grant date fair value of the stock awards granted in each year as computed in accordance with FASB ASC Topic 718. For performance shares, the amounts are based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”). Below is a breakout of the 2009 – 2011 and 2008 – 2010 performance share grant date fair values assuming target performance and maximum performance based on the maximum number of shares multiplied by the stock price on the grant date.

Name	Year	Grant Date Fair Value ($)	Payment at Maximum Performance ($)
Rosenfeld, Irene	2009	3,732,819	7,350,480
	2008	4,120,103	8,166,942

McLevish, Timothy	2009	1,066,480	2,100,060
	2008	1,021,726	2,025,283

Clarke, Michael	2009	825,432	1,625,400

Firestone, Marc	2009	838,047	1,650,240
	2008	971,274	1,925,277

Khosla, Sanjay	2009	914,283	1,800,360
	2008	883,065	1,750,428

Searer, Richard	2009	1,104,598	2,175,120
	2008	1,236,226	2,450,470

(2)	The option awards column includes option awards granted in 2009, 2008, and 2007. The amounts shown in this column represent the full grant date fair value of the option awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained the Form 10-K.

(3)	The amounts shown in this column represent awards paid under Kraft Foods’ Annual Incentive Plan. Awards are paid in March of the following plan year. For Mr. Searer, this amount is prorated based on his retirement date of October 1, 2009.

(4)	The amounts shown in this column represent awards paid under Kraft Foods’ 2007 - 2009 LTIP. Awards are earned during 2007 through 2009 and paid in a lump sum in March following the completion of the plan’s three-year performance cycle. For Mr. Searer, this amount is prorated based on his retirement date of October 1, 2009.

(5)	The amounts shown in this column for Ms. Rosenfeld and Messrs. McLevish, Firestone, and Khosla represent the aggregate increase in the actuarial present value of each named executive officer’s benefits under Kraft Foods’ U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. For Mr. Clarke, the amount shown in this column represents the aggregate increase in the actuarial present value of benefits under Kraft Foods’ Mobile Employee Retirement Plan (“MERP”). When Mr. Searer retired on October 1, 2009, he elected to receive his qualified and non-qualified plan benefits. As a result, his pension value is a decrease of $522,342.

(6)	The amounts shown in the “All Other Compensation” column for 2009 include the following:

	I. Rosenfeld ($)	T. McLevish ($)	M. Clarke ($)	M. Firestone ($)	S. Khosla ($)	R. Searer ($)
Personal use of company aircraft(a)	56,348	—	—	—	—	—
Car expenses	19,107	15,849	29,451	18,256	12,465	15,000
Financial counseling allowance	—	7,500	—	7,500	7,500	6,700
Relocation expenses(b)	—	—	178,151	—	24,713	—
Employer match on defined contribution plans	249,300	79,875	—	73,575	81,900	60,291
Reimbursement for taxes on assets held in trust(c)	38,239	—	—	—	—	20,818
Reimbursement for taxes related to relocation(d)	—	—	25,316	—	45,872	—
Tax equalization payment(e)	—	—	202,164	—	102,740	—
Payments related to expatriate assignment(f)	—	—	520,592	—	—	—
Payments related to retirement(g)	—	—	—	—	—	2,343,394
Total All Other Compensation	362,994	103,224	955,674	99,331	275,190	2,446,203

(a)	For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for such taxes.

(b)	The relocation amounts for Messrs. Clarke and Khosla primarily include the costs of shipping household goods, temporary living fees, and associated travel expenses.

(c)	Prior to May 5, 2009, we maintained certain trusts used to offset amounts otherwise payable by us for vested benefits under non-qualified supplemental retirement plans. Effective May 5, 2009, we stopped reimbursing our executive officers for taxes that are payable on realized earnings during the calendar year in connection with these trusts. The trusts and related assets were not intended to increase total promised benefits to the participants in the plans. No contributions have been made to the trusts since before January 1, 2005. Those contributions were taxable to the executives and not reimbursed by Kraft Foods.

(d)	The amounts represent reimbursement for taxes associated with Mr. Khosla’s relocation to our headquarters from New Zealand and Mr. Clarke’s relocation to Switzerland. These tax reimbursements are made in accordance with Kraft Foods’ relocation policy.

(e)	These tax payments are made pursuant to Kraft Foods’ International Assignment Policy, which is designed to facilitate the relocation of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries.

(f)	The amount includes payments or reimbursements made pursuant to Kraft Foods’ International Assignment Policy which is designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting international assignments would have incurred had they remained in their home countries. These payments under the International Assignment Policy include house rental expenses ($121,606) and a goods and services differential to adjust for the difference in the cost of living in Switzerland ($182,653).

(g)	The amount includes cash payments paid to Mr. Searer in lieu of his pro rata target long-term incentive plan award (2008 - 2010 and 2009 - 2011 performance cycles) earned through his retirement date as partial consideration for a general release, non-compete, and non-solicitation agreement. In addition, the amount includes a non-qualified pension payment for his grandfathered non-qualified pension lump sum benefit, a non-qualified thrift payment for his grandfathered non-qualified 401(k) benefit, and other payments related to his retirement on October 1, 2010. For further information about these payments, see “– Potential Payments upon Termination or Change in Control – Potential Payout upon Other Types of Separations.”

2009 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/ Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Rosenfeld, Irene	—	AIP	2,205,000	5,512,500	—	—	—	—	—	—
	01/02/2009	LTIP	—	—	136,120	272,240	—	—	—	3,732,819
	02/20/2009	Restricted Shares	—	—	—	—	173,300	—	—	4,096,552
	02/20/2009	Stock Options	—	—	—	—	—	693,200	23.6385	1,857,776

McLevish, Timothy	—	AIP	630,000	1,575,000	—	—	—	—	—	—
	01/02/2009	LTIP	—	—	38,890	77,780	—	—	—	1,066,480
	02/20/2009	Restricted Shares	—	—	—	—	37,020	—	—	875,097
	02/20/2009	Stock Options	—	—	—	—	—	148,080	23.6385	396,854

Clarke, Michael	—	AIP	520,000	1,300,000	—	—	—	—	—	—
	01/02/2009	LTIP	—	—	30,100	60,200	—	—	—	825,432
	01/02/2009	Deferred Stock Units	—	—	—	—	27,780	—	—	750,060
	02/20/2009	Deferred Stock Units	—	—	—	—	18,720	—	—	442,513
	02/20/2009	Stock Options	—	—	—	—	—	74,880	23.6385	200,678

Firestone, Marc	—	AIP	528,000	1,320,000	—	—	—	—	—	—
	01/02/2009	LTIP	—	—	30,560	61,120		—	—	838,047
	02/20/2009	Restricted Shares	—	—	—	—	20,630	—	—	487,662
	02/20/2009	Stock Options	—	—	—	—	—	82,520	23.6385	221,154

Khosla, Sanjay	—	AIP	576,000	1,440,000	—	—	—	—	—	—
	01/02/2009	LTIP	—	—	33,340	66,680		—	—	914,283
	02/20/2009	Restricted Shares	—	—	—	—	62,410	—	—	1,475,279
	02/20/2009	Stock Options	—	—	—	—	—	80,400	23.6385	215,472

Searer, Richard	—	AIP	652,500	1,631,250	—	—	—	—	—	—
	01/02/2009	LTIP	—	—	40,280	80,560		—	—	1,104,598
	02/20/2009	Restricted Shares	—	—	—	—	25,390	—	—	600,182
	02/20/2009	Stock Options	—	—	—	—	—	101,560	23.6385	272,181

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under the 2009 annual incentive plan. Actual amounts under the 2009 annual incentive plan were paid in March 2010 and are disclosed in the 2009 Summary Compensation Table. The maximum amounts shown for the 2009 annual incentive plan awards are equal to 250% of target.

(2)	The 2009 – 2011 LTIP is a performance share program that pays out in shares of our common stock. The target number of shares shown in the table reflects the number of shares that will be earned if each of the performance metrics are at target levels. Actual shares awarded under the 2009 – 2011 LTIP are scheduled to be paid in February 2012. The maximum amounts shown for the LTIP awards are equal to 200% of target.

(3)	Dividends are paid on the unvested restricted shares, and dividend equivalents are paid on the deferred stock units at the same rate as Kraft Foods shareholders.

(4)	The exercise price of the stock option awards represents the fair market value (average of high and low stock prices) of our common stock on the grant date. For all stock options granted in 2009, the exercise price ($23.6385) is greater than the closing stock price ($23.51) on the date of grant.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

2009 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Un- exercised Options Exerci- sable (#)	Number of Securities Underlying Un- exercised Options Unexerci- sable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Un- exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Rosenfeld, Irene	06/27/2006	—	—	—	—	—	225,884	6,139,527	—	—
	01/29/2007	—	—	—	—	—	144,280	3,921,530	—	—
	05/03/2007	—	—	300,000	33.140	05/02/2017	—	—	—	—
	01/02/2008	—	—	—	—	—	—	—	126,580	3,440,444
	02/04/2008	—	—	—	—	—	131,000	3,560,580	—	—
	02/04/2008	172,920	351,080	—	29.485	02/04/2018	—	—	—	—
	01/02/2009	—	—	—	—	—	—	—	136,120	3,699,742
	02/20/2009	—	—	—	—	—	173,300	4,710,294	—	—
	02/20/2009	—	693,200	—	23.639	02/20/2019	—	—	—	—

McLevish, Timothy	10/01/2007	—	—	—	—	—	14,450	392,751	—	—
	01/02/2008	—	—	—	—	—	—	—	31,390	853,180
	02/04/2008	—	—	—	—	—	23,750	645,525	—	—
	02/04/2008	31,350	63,650	—	29.485	02/04/2018	—	—	—	—
	01/02/2009	—	—	—	—	—	—	—	38,890	1,057,030
	02/20/2009	—	—	—	—	—	37,020	1,006,204	—	—
	02/20/2009	—	148,080	—	23.639	02/20/2019	—	—	—	—

Clarke, Michael	01/02/2009	—	—	—	—	—	27,780	755,060	—	—
	01/02/2009	—	—	—	—	—	—	—	30,100	818,118
	02/20/2009	—	—	—	—	—	18,720	508,810	—	—
	02/20/2009	—	74,880	—	23.639	02/20/2019	—	—	—	—

Firestone, Marc	08/27/2004	4,712	—	—	17.705	01/26/2010	—	—	—	—
	05/02/2005	15,461	—	—	23.562	01/31/2011	—	—	—	—
	09/01/2005	7,500	—	—	25.401	01/31/2011	—	—	—	—
	09/01/2005	8,599	—	—	25.401	06/12/2011	—	—	—	—
	11/30/2005	10,376	—	—	26.371	06/12/2011	—	—	—	—
	01/29/2007	—	—	—	—	—	20,200	549,036	—	—
	01/02/2008	—	—	—	—	—			29,840	811,051
	02/04/2008	—	—	—	—	—	14,420	391,936	—	—
	02/04/2008	19,034	38,646	—	29.485	02/04/2018	—	—	—	—
	01/02/2009	—	—	—	—	—	—	—	30,560	830,621
	02/20/2009	—	—	—	—	—	20,630	560,723	—	—
	02/20/2009	—	82,520	—	23.639	02/20/2019	—	—	—	—

Khosla, Sanjay	01/22/2007	—	—	—	—	—	6,990	189,988	—	—
	01/29/2007	—	—	—	—	—	25,540	694,177	—	—
	01/02/2008	—	—	—	—	—	—	—	27,130	737,393
	02/04/2008	—	—	—	—	—	15,690	426,454	—	—
	02/04/2008	20,710	42,050	—	29.485	02/04/2018	—	—	—	—
	01/02/2009	—	—	—	—	—	—	—	33,340	906,181
	02/20/2009	—	—	—	—	—	62,410	1,696,304	—	—
	02/20/2009	—	80,400	—	23.639	02/20/2019	—	—	—	—

Searer, Richard	06/12/2001	103,240	—	—	31.000	06/12/2011	—	—	—	—
	02/04/2008	26,862	54,538	—	29.485	02/04/2018	—	—	—	—

(1)	The vesting schedule for all outstanding stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
06/27/2006	Restricted shares	Shares vest on 07/01/2011

01/22/2007	Restricted shares	Shares vest on 01/22/2010

01/29/2007	Restricted shares	100% of award vests on 02/12/2010

05/03/2007	Stock options	One-half of the shares under this performance-contingent stock option will vest only if the price of our common stock maintains a trading price of $38.11 for at least ten trading days during the ten-year term of the stock option award. The remaining one-half of the award will vest only if the price of our common stock maintains a trading price of $41.43 for at least ten trading days during the ten-year term of the stock option award.

10/01/2007	Restricted shares	Shares vest on 10/01/2010

01/02/2008	Performance shares	100% of award vests on 02/04/2011, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria

02/04/2008	Restricted shares	100% of award vests on 02/04/2011

02/04/2008	Stock options	First tranche (33%) vests on 02/04/2009, the second tranche (33%) vests on 02/04/2010 and last tranche (34%) vests on 02/04/2011

01/02/2009	Deferred stock units	100% of award vests on 01/02/2012

01/02/2009	Performance shares	100% of award vests on 01/02/2012, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria

02/20/2009	Restricted shares/Deferred stock units	100% of award vests on 02/17/2012

02/20/2009	Stock options	First tranche (33%) vests 2/19/2010, second tranche (33%) vests on 02/18/2011 and last tranche (34%) vests on 02/17/2012

(2)	The market value of the shares that have not vested is based on the closing price of our common stock of $27.18 on December 31, 2009, as reported on the NYSE.

2009 Stock Vested

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Rosenfeld, Irene	161,346	4,293,417
McLevish, Timothy	14,450	375,556
Clarke, Michael	—	—
Firestone, Marc	24,140	606,155
Khosla, Sanjay	6,990	202,081
Searer, Richard	89,283	2,302,258

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares.

2009 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)		Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year(3) ($)
Rosenfeld, Irene	Kraft Foods Global, Inc. Retirement Plan	27.2		737,326	—
	Kraft Foods Global, Inc.	27.2		10,868,808	—
	Supplemental Benefits Plan I
	Kraft Foods Global, Inc.	1.7	(4)	778,167	—
	Supplemental Benefits Plan II

McLevish, Timothy	Kraft Foods Global, Inc. Retirement Plan	2.3		56,949	—
	Kraft Foods Global, Inc.	2.3		219,152	—
	Supplemental Benefits Plan I				—

Clarke, Michael	Kraft Foods Mobile Employee	1.0		132,665
	Retirement Plan

Firestone, Marc	Kraft Foods Global, Inc. Retirement Plan	6.3		209,470	—
	Kraft Foods Global, Inc.	6.3		1,044,956	—
	Supplemental Benefits Plan I

Khosla, Sanjay	Kraft Foods Global, Inc. Retirement Plan	3.0		74,365	—
	Kraft Foods Global, Inc.	3.0		376,614	—
	Supplemental Benefits Plan I

Searer, Richard	Kraft Foods Global, Inc. Retirement Plan	28.4		—	1,256,950
	Kraft Foods Global, Inc.	28.4		2,631,510	1,819,673
	Supplemental Benefits Plan I

(1)	The years of credited service under the plans are equivalent to the years of total service for the named executive officers through December 31, 2009, unless otherwise noted.

(2)	For Ms. Rosenfeld and Messrs. McLevish, Firestone, Khosla, and Searer, the amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 11 to the consolidated financial statements contained in the Form 10-K.

The assumptions for each of the plans are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for each of the named executive officers, except for Messrs. Clarke, McLevish, and Khosla, whose earliest age of unreduced pension benefits will be at age 65. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2009;

•	Discount rate of 6.0%; and

•	RP 2000 Mortality Table Projected to 2010.

For Mr. Clarke, the amount reflects the actuarial present value of benefits accumulated under the MERP.

The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 65. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2009;

•	Discount rate of 3.85%; and

•	1983 Group Annuity Mortality Table.

(3)	Mr. Searer retired on October 1, 2009 and elected to receive his qualified and non-qualified plan benefit. Mr. Searer received a lump sum payment from the qualified plan of $1,256,950 and a lump sum payment of his grandfathered (benefit accrued prior to 2005) non-qualified plan of $1,819,673. Mr. Searer is considered a “Key Employee” under Section 409A of the Code and his non-grandfathered (benefit accrued post 2004) non-qualified plan payment must be delayed six months from his date of separation of service and has not yet been paid.

(4)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006. The value of this enhancement at Ms. Rosenfeld’s current compensation levels is approximately $778,167.

Retirement Benefits

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the named executive officers, and vary by country.

Kraft Foods Global, Inc. Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired prior to January 1, 2009, including Ms. Rosenfeld and Messrs. McLevish, Firestone, Khosla, and Searer, are covered automatically in this funded non-contributory, tax-qualified defined benefit plan provided by Kraft Foods. Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired prior to 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits prior to age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•

0.5% of final average pay multiplied by years of service in excess of 30. Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born between 1938 and 1954, the 35-year average ends in the year you reach age 66. If you were born after 1954, the 35 year average ends in the year you reach age 67). The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2009, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Retirement Plan. Employees hired prior to January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire prior to age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension Plan and several named executive officers participate in this plan. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired prior to January 1, 2009, including Ms. Rosenfeld and Messrs. McLevish, Firestone, Khosla, and Searer, may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Kraft Foods Global, Inc. Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this plan regardless whether or not the executive exceeds the applicable Code limits.

As of December 31, 2009, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan I. Employees hired prior to January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire prior to age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s 2006 letter of employment provided her with an enhanced pension benefit that provided for credited service during the period she was not working for Kraft Foods between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer as well as to encourage her to return to Kraft Foods.

As of December 31, 2009, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan II. Employees hired prior to January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire prior to age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Mobile Employee Retirement Plan – Mr. Clarke

All eligible mobile employees working outside of the United States who are not citizens or resident aliens of the United States, including Mr. Clarke, may participate in the MERP with the approval of Kraft Foods management. The MERP is an unfunded and non-contributory benefit plan offered by Kraft Foods. Benefits under the MERP are payable upon retirement in the form of a monthly pension or, under certain conditions, a lump sum. Normal retirement under the MERP is defined as age 65 with 5 years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits prior to age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.75% per year of credited service multiplied by the final pensionable earnings less

•	any offsets, i.e., local social security or company benefits.

Final pensionable earnings is defined as the highest annual average of the pensionable earnings over any 60 consecutive months in the last 120 months of service.

2009 Non-Qualified Deferred Compensation

Name	Executive Contributions in 2009(1) ($)	Registrant Contributions in 2009(2) ($)	Aggregate Earnings in 2009(3) ($)	Aggregate Withdrawals/ Distributions in 2009(4) ($)	Aggregate Balance as of December 31, 2009(5) ($)
Rosenfeld, Irene	2,230,600	238,275	63,901	—	3,798,276
McLevish, Timothy	153,000	68,850	9,469	—	360,094
Clarke, Michael(6)	—	—	—	—	—
Firestone, Marc	111,200	62,550	8,115	—	303,960
Khosla, Sanjay	236,250	70,875	16,027	—	585,850
Searer, Richard	65,689	49,266	31,464	624,026	478,508

(1)	All executive contributions made in 2009 were under our U.S. Supplemental Defined Contribution Plan and our U.S. Executive Deferred Compensation Plan. Amounts are deferred from base salary and amounts paid in 2009 under the Annual Incentive Plan are included in the 2009 Summary Compensation Table. The amount of executive contributions in 2009 attributable to base salary and annual incentive plan awards for the participating named executive officers is as follows: Ms. Rosenfeld – $74,631 (base salary), $2,155,969 (annual incentive plan award); Mr. McLevish – $59,231 (base salary), $93,769 (annual incentive plan award); Mr. Firestone – $44,677 (base salary), $66,523 (annual incentive plan award); Mr. Khosla – $91,385 (base salary), $144,865 (annual incentive plan award); and Mr. Searer – $25,096 (base salary), $40,593 (annual incentive plan award).

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2009 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2009 Summary Compensation Table.

(4)	Mr. Searer retired on October 1, 2009 and elected to receive his non-qualified plan benefit. Mr. Searer received a lump sum payment from the grandfathered (benefit accrued prior to 2005) non-qualified plan of $39,012 paid from company assets. Mr. Searer is considered a “Key Employee” under Section 409A of the Code and his non-grandfathered (benefit accrued post 2004) non-qualified plan payment must be delayed 6 months from his date of separation of service and has not yet been paid.

(5)	The aggregate balance includes amounts that were reported as compensation for the named executive officers in prior years. Amounts reported attributable to base salary, annual incentive plan awards, or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating named executive officers are as follows: Ms. Rosenfeld – $431,025; Mr. Searer – $259,411; Mr. Firestone – $0; Mr. McLevish – $126,517; and Mr. Khosla – $254,842.

(6)	Mr. Clarke is not eligible to participate in the U.S. non-qualified deferred compensation programs.

U.S. Supplemental Defined Contribution Plan

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a Supplemental Defined Contribution Plan. Ms. Rosenfeld and Messrs. McLevish, Khosla, Firestone, and Searer contributed to the Supplemental Defined Contribution Plan in 2009. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual incentive awards) and receive corresponding Kraft Foods matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding Kraft Foods matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income

Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2009 was 3.5%.

U.S. Executive Deferred Compensation Plan

This non-qualified plan allows our U.S. named executive officers to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual and long-term cash incentives. The investment choices are similar to those offered to eligible employees in Kraft Foods’ U.S. 401(k) plan. Participants may elect to defer their compensation until termination of employment or retirement. They may also elect to receive distributions of their accounts while still employed with Kraft Foods, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2009, except for Mr. Searer, who retired on October 1, 2009. For Mr. Searer, we have presented his actual payments upon retirement.

Involuntary Termination Without Cause (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. In these circumstances, we have a separation pay plan in the U.S. that provides employees a payment equal to one month of salary for every year of service up to a maximum of 12 months, assuming at least five years of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	Continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	Gross negligence, dishonesty, or violation of any reasonable company rule or regulation if the violation results in significant damage to Kraft Foods; or

•	Engaging in other conduct that adversely reflects on Kraft Foods in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Kraft Foods receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement, and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation, and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary, plus pro rata target annual cash incentive. That amount may be increased, at the discretion of management, with the approval of the Human Resources and Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Health and Welfare Benefits Continuation. Named executive officers typically continue participating in the health and welfare benefits during the period in which they continue to receive a salary. If an executive officer receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment.

Additional Arrangements. In addition to the separation pay and benefits described above, in accordance with Ms. Rosenfeld’s and Messrs. McLevish’s, Clarke’s, and Khosla’s letters of employment, if any of them is involuntarily terminated without cause prior to the vesting of the restricted stock or deferred stock units granted upon joining or rejoining Kraft Foods, as applicable, his or her individual stock awards will continue to vest on the normal vesting dates.

Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2009

Name	Separation Pay(1) ($)	Annual Cash Incentive Award(2) ($)	Long-Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)	Continuation of Allowances(5) ($)	Present Value of Additional Retirement Benefit Plans(6) ($)	Total ($)
Rosenfeld, Irene	2,940,000	2,205,000	6,562,500	462,344	6,139,527	66,667	914,298	19,290,336
McLevish, Timothy	700,000	630,000	784,375	17,222	392,751	22,500	124,646	2,671,494
Clarke, Michael	650,000	520,000	—	25,146	755,060	22,500	132,665	2,105,371
Firestone, Marc	660,000	528,000	1,163,750	17,604	—	22,500	110,071	2,501,925
Khosla, Sanjay	720,000	576,000	891,667	16,778	189,988	22,500	152,221	2,569,154

(1)	For the named executive officers active as of December 31, 2009, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for Messrs. McLevish, Clarke, Firestone, and Khosla.

(2)	The amounts reflect the annual cash and long-term incentive plan awards based on business performance ratings of 100% and the named executive officer’s individual target. Since December 31, 2009 was the last day in the respective performance cycles in the annual and long-term incentive plans, the named executive officers were eligible to receive these amounts in full.

(3)	The amounts reflect two years of medical, dental, long-term disability, and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental, long-term disability, and life insurance premiums for the other named executive officers. The amount also includes a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for retiree medical benefits at the end of the separation pay period.

(4)	Per the terms of Ms. Rosenfeld’s and Messrs. McLevish’s, Clarke’s, and Khosla’s employment offers, all unvested restricted shares or deferred stock units granted to them as sign-on equity awards will continue to vest on the scheduled vesting dates. The values of the stock awards are based on a December 31, 2009 closing stock price of our common stock of $27.18.

(5)	The amounts reflect the value of financial counseling and car allowances for two years for Ms. Rosenfeld and one year for the other named executive officers.

(6)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld and one year of additional pension accrual for the other named executive officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•   Acquisition of 20% or more of our outstanding voting securities;

•   Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•   Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•   Complete liquidation of Kraft Foods or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•   Consummation of a CIC; and

•   Termination of employment by Kraft Foods other than for “cause” or as a result of death or disability, or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•   Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•   Gross negligence, dishonesty, or violation of any reasonable rule or regulation of Kraft Foods where the violation results in significant damage to Kraft Foods; or

•   Engaging in other conduct which adversely reflects on Kraft Foods in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.

Severance Amounts

•   Chief Executive Officer – Three times base salary plus target annual incentive;

•   All other named executive officers – Two times base salary plus target annual incentive;

•   Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards;

•   Continuation of financial counseling and car allowances for two years for the Chief Executive Officer and one year for the other named executive officers;

•   Outplacement services up to two years following the CIC; and

•   The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Incentive Awards	• Awards under the annual incentive plan and the LTIP are paid out in cash at target levels, on a pro rata basis. This is a “single trigger” payment.

Treatment of Equity Awards

•   Restricted stock, deferred stock units, and stock options only vest upon a CIC if the participant is terminated by Kraft Foods other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

Plan Element	Description
Kraft Payment of Excise Tax

•   Chief Executive Officer – we will gross up excise tax payable due to CIC severance;

•   For all other eligible executive officers, we will gross up excise tax payable due to CIC severance only in the event that the resulting severance benefit equals or exceeds 110% of the Code Section 4999 limit; and

•   In December 2009, we amended the CIC Plan to terminate the excise tax gross ups for executives starting participation in the CIC Plan on or after January 1, 2010.

Potential Payout upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2009

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause within a two-year period following a change in control on December 31, 2009. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Annual Cash Incentive Award(2) ($)	Long- Term Incentive Plan Award(2) ($)	Health & Welfare Continua- tion(3) ($)	Value of Unvested Stock Awards(4) ($)	Value of Unvested Stock Options(4) ($)	Present Value of Additional Retirement Plan Benefits(5) ($)	Continua- tion of Allowances(6) ($)	Excise Tax Gross- Up(7) ($)	Total ($)
Rosenfeld, Irene	11,025,000	2,205,000	10,089,377	483,516	18,331,932	2,454,968	1,331,854	125,000	10,851,870	56,898,517
McLevish, Timothy	2,660,000	630,000	1,705,505	34,444	2,044,480	524,425	249,293	70,000	2,006,299	9,924,446
Clarke, Michael	2,340,000	520,000	272,706	50,292	1,263,870	265,188	265,329	70,000	—	5,047,385
Firestone, Marc	2,376,000	528,000	1,981,324	35,208	1,501,695	292,245	220,142	70,000	—	7,004,614
Khosla, Sanjay	2,592,000	576,000	1,685,323	33,556	3,006,923	284,737	304,443	70,000	1,837,326	10,390,308

(1)	For the named executive officers active as of December 31, 2009, the amounts reflect the following: three times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for Messrs. McLevish, Clarke, Firestone, and Khosla.

(2)	The amounts reflect the prorated annual cash and long-term incentive plan awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at the assumed date of a change in control. The portion of the pro rata long-term incentive plan awards relating to the 2008 - 2010 and 2009 - 2011 performance cycles are based on a December 31, 2009 closing stock price of $27.18.

(3)	The amounts reflect our cost of providing medical, dental, long-term disability, and life insurance premiums for three years for Ms. Rosenfeld, and two years for the other named executive officers. The amounts also include a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for medical benefits at the end of the payment period.

(4)	The amounts reflect the value of the immediate vesting of all outstanding restricted stock and deferred stock units and outstanding stock options as of the effective date of termination, based on a December 31, 2009 closing stock price of our common stock of $27.18.

(5)	Our CIC Plan provides an additional two years of pension accrual (three for the Chief Executive Officer) in the event of a change in control.

(6)	The amounts reflect the value of financial counseling, car allowance, and outplacement services.

(7)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

Potential Payout upon Other Types of Separations

In the event that a named executive officer is terminated from Kraft Foods due to death, disability, or normal retirement (retirement at or after the age of 65 years), all unvested restricted stock and stock options would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the named executive officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the named executive officer participated in the applicable plans.

Other than the types of compensation and benefits described in the above tables or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers.

Based on a December 31, 2009 termination due to death, disability, or normal retirement, the estimated value of such payments for the named executive officers are described in the table below:

Name	Annual Cash Incentive Award(1) ($)	Long-Term Incentive Award(1) ($)	Value of Unvested Stock Awards(2) ($)	Value of Unvested Stock Options(2) ($)	Total ($)
Rosenfeld, Irene	2,205,000	10,089,377	18,331,932	2,454,968	33,081,277
McLevish, Timothy	630,000	1,705,505	2,044,480	524,425	4,904,410
Clarke, Michael	520,000	272,706	1,263,870	265,188	2,321,764
Firestone, Marc	528,000	1,981,324	1,501,695	292,245	4,303,264
Khosla, Sanjay	576,000	1,685,323	3,006,923	284,737	5,552,983

(1)	The amounts reflect the prorated annual cash and long-term incentive plan awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at assumed date of change in control. The portion of the pro rata long-term incentive plan awards relating to the 2008 - 2010 and the 2009 - 2011 performance cycles are based on a December 31, 2009 closing stock price of $27.18.

(2)	The amounts reflect the immediate vesting of all outstanding restricted stock and deferred stock units and outstanding stock option awards as of the effective date of termination, based on a December 31, 2009 closing stock price of our common stock of $27.18.

In the event a named executive officer separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years), he or she could be considered for partial awards under the annual cash, long-term incentive, and/or equity programs, at the discretion of the Human Resources and Compensation Committee. The value of the total payments for each named executive officer could range from $0 to an amount no greater than the amounts shown above under normal retirement.

Mr. Searer retired from Kraft Foods effective October 1, 2009 and, with the approval of the Human Resources and Compensation Committee, received the following compensation, pro rata based on his retirement date:

Name	Annual Cash Incentive Award(1) ($)	Long-Term Incentive Award(2) ($)	Value of Unvested Restricted Stock Awards(3) ($)	Value of Unvested Stock Options(4) ($)	Total ($)
Searer, Richard	589,000	2,943,656	1,782,732	—	5,315,388

(1)	The amount shown in this column represents the pro rata award paid under the annual incentive plan. The award was paid to Mr. Searer in March of the following plan year.

(2)	The amount shown in this column represents the pro rata awards paid under Kraft Foods’ 2007 – 2009, 2008 – 2010 and 2009 – 2011 LTIPs. The 2008 – 2010 and 2009 – 2011 LTIP awards were paid at target performance upon Mr. Searer’s retirement from Kraft Foods. The 2007 – 2009 LTIP award was paid in March following the completion of the plan’s three-year performance cycle.

(3)	The amount reflects the pro rata vesting of Mr. Searer’s 2006, 2007, and 2008 outstanding restricted stock awards as of the effective date of termination using the October 1, 2009 closing stock price of our common stock of $25.99. Mr. Searer forfeited his 2009 restricted stock award in full upon retirement.

(4)	Mr. Searer’s unvested 2008 stock option award on his date of retirement had no value as the exercise price ($29.485) was higher than the closing stock price of our common stock of $25.99 on that date. Mr. Searer forfeited his 2009 stock option award in full upon retirement.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our Class A common stock beneficially owned as of March 1, 2010, unless otherwise noted, by each director and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. There are currently no shares of our Class B common stock outstanding. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)(2)		Deferred Stock/Additional Underlying Units(3)	Total Shares/Interests Held
Directors:
Banga, Ajaypal	—		13,279	13,279
Hart, Myra	7,002		5,149	12,151
Juliber, Lois	2,309		9,452	11,761
Ketchum, Mark	—		13,279	13,279
Lerner, Richard	—		21,283	21,283
McDonald, Mackey(4)	3,145		—	3,145
Pope, John	31,038	(5)	—	31,038	(5)
Reynolds, Fredric	30,000		9,452	39,452
van Boxmeer, Jean-François(4)	—		—	—
Wright, Deborah	18,027		9,452	27,479
Zarb, Frank	13,091	(6)	—	13,091	(6)

Officers:
Clarke, Michael	24,710		61,950	86,660
Firestone, Marc	219,962		—	219,962
Khosla, Sanjay	193,423		—	193,423
McLevish, Timothy	231,469		—	231,469
Rosenfeld, Irene	1,688,991	(7)(8)	—	1,688,991	(7)(8)
Searer, Richard(9)	260,474		—	260,474
All directors and executive officers as a group (22 persons)(10)	3,389,230		154,330	3,543,560

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of March 1, 2010.

(2)	Includes stock options that are exercisable or will become exercisable within 60 days after March 1, 2010 as follows: Mr. Pope – 3,995; Ms. Wright – 3,995; Mr. Clarke – 24,710; Mr. Firestone – 107,235; Mr. Khosla – 67,953; Mr. McLevish – 111,566; Ms. Rosenfeld – 874,596; Mr. Searer – 156,964; and all other executive officers – 400,108. Also includes shares of restricted stock as follows: Mr. Pope – 4,989; Mr. Zarb – 4,989; Mr. Firestone – 49,640; Mr. Khosla – 92,690; Mr. McLevish – 100,960; Ms. Rosenfeld – 625,384; and all other executive officers – 297,630.

(3)	Includes deferred stock units and shares held in the Kraft Foods Thrift/TIP 401(k) Plans and Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Also includes deferred shares held in the stock deferral plan under the 2006 Stock Compensation Plan for Non-Employee Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Human Resources and Compensation Committee Matters – Compensation of Directors” above.

(4)	Messrs. McDonald and van Boxmeer joined the Board on January 1, 2010.

(5)	Includes 300 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(6)	Includes 600 shares held in trust for the benefit of Mr. Zarb’s son and grandchildren and 1,500 shares held by his spouse.

(7)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(8)	Includes stock options granted under the 2005 Performance Incentive Plan in connection with Ms. Rosenfeld’s appointment to Chairman. One-half of the shares under this performance-contingent stock option will vest only if our stock price maintains a trading price of $38.11 for at least ten trading days. The remaining one-half of the award will vest only if our stock price maintains a trading price of $41.43 for at least ten trading days.

(9)	Mr. Searer retired from Kraft Foods on October 1, 2009.

(10)	This group includes, in addition to the individuals named in the table (other than Richard Searer), David Brearton, Karen May, Michael Osanloo, Jean Spence, W. Anthony Vernon, and Mary Beth West.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2009. Unless otherwise indicated, each of the beneficial owners has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*
Warren E. Buffett
Berkshire Hathaway Inc.(1) 1440 Kiewit Plaza Omaha, Nebraska 68131	138,272,500	7.99%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	87,897,657	5.08%

*	Calculated based on shares of our issued and outstanding common stock as of March 11, 2010.

(1)	Based on the Schedule 13G/A filed jointly by Mr. Buffett and his affiliates on January 6, 2010 with the SEC. Mr. Buffett and Berkshire Hathaway share voting and investment power over all reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

(2)	Based on the Schedule 13G filed by BlackRock, Inc. on January 29, 2010 with the SEC.

ITEM 2. RATIFICATION OF THE

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the selection, oversight, retention, and termination of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent auditors for 2010. PricewaterhouseCoopers LLP have been our independent auditors since 2001. The Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time during 2010 if, in its discretion, it determines that such a change would be in Kraft Foods’ and its shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and that they will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Foods’ independent auditors for 2010.

ITEM 3. SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER ACTION BY WRITTEN CONSENT

William Steiner submitted the following proposal. Upon receiving a written request for the information, we will provide shareholders with Mr. Steiner’s address and the number of shares of Kraft Foods common stock that he holds. We printed the text of Mr. Steiner’s resolution and supporting statement verbatim from its submission. This shareholder proposal contains statements about Kraft Foods that we believe are outdated and potentially misleading. We have not attempted in our response to this proposal to refute all of these statements.

* * * * * * * * * * *

3 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the extent permitted by law.

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction for us or in obtaining control of the board that could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholders’ ability to act by written consent, are significantly correlated to a reduction in shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in Executive Pay – $16 million for CEO Irene Rosenfeld and only 48% of CEO pay was incentive-based. Ms. Rosenfeld could receive $48 million pursuant to our company’s change in control agreements.

The Corporate Library was also concerned about the restricted stock and stock options for our executives. The disadvantage of restricted stock is that it can provide rewards whether our stock price is rising or falling. Stock option awards can also be an inaccurate way of rewarding merit, since small increases in our company’s share price can result in large financial awards. Ajay Banga, who chaired our executive pay committee, (consequently?) received our 22% against-votes. This was about 10X the average against-votes for our directors.

John Pope, who was assigned to our audit committee as chairman no less, was designated a “Flagged (Problem) Director” by The Corporate Library due to his involvement with the Federal-Mogul bankruptcy. John Pope was potentially over-boarded with 5 board seats. On the other hand, our board was the only significant directorship for three of our directors: Ajay Banga, Frank Zarb and Fredric Reynolds. This could indicate a lack of current transferable director experience.

Our directors served on boards rated “D” by The Corporate Library: Lois Juliber, Goldman Sachs (GS); Deborah Wright, Time Warner (TWX); Richard Lerner, Sequenom (SQNM) and John Pope, Dollar Thrifty (DTG).

We had no shareholder right to cumulative voting, an independent board chairman or a simple majority vote to amend our charter.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on 3.

* * * * * * * * * * *

Your Board recommends that you vote AGAINST this proposal.

This proposal would allow a group of shareholders that together hold a majority of Kraft Foods’ outstanding shares to approve actions without holding a meeting of Kraft Foods’ shareholders. For the reasons discussed below, your Board believes that you should vote AGAINST this shareholder proposal.

Kraft Foods’ shareholders already have the right “to raise important matters outside the normal annual meeting cycle.” Under Kraft Foods’ By-Laws, holders of 20% of the outstanding shares of our common stock can call a special meeting of shareholders. This is a shareholder meeting held in addition to the Kraft Foods’ annual meetings of shareholders. A special meeting allows you, the Board, and management to discuss concerns and allows you to vote on any proposals. Notably, Kraft Foods’ 20% threshold for calling a special meeting is lower than the threshold at many S&P 500 companies.

However, the proposal for action by written consent of a majority would enable some shareholders to take action without all of the shareholders being protected by communications and processes associated with a shareholder meeting. A group acting by majority written consent may not be required to ask you if you also support a particular action. It may be possible for shareholders representing a simple majority to take action without giving notice of a meeting or issuing a proxy statement that provides a full discussion of the issues that are the subject of the consent solicitation. You may not be asked to vote.

We believe that taking shareholder action at a meeting protects minority shareholders by preventing large shareholders from acting without consulting minority shareholders. Action by majority written consent means that a group of shareholders could take significant action, such as replacing some (or even all) of your directors or acting on a proposal to sell our company, without a shareholder meeting to consider the merits or consequences of that action.

This action could become effective without your knowledge or consent and without providing you with an opportunity to raise any objection. The group of shareholders acting by written consent could consist of only a small group of Kraft Foods’ larger shareholders who have no obligation to consider the rights or interests of the other shareholders. Additionally, members of the group acting by written consent only have to own their shares on the day that the consent is delivered to Kraft Foods. These members also could borrow shares for that day without making a longer-term economic investment in Kraft Foods.

Kraft Foods’ shareholders have other significant rights and protections. You elect directors annually (meaning your Board is not “classified”) by majority (not plurality) vote, and a director resignation policy applies to those directors who do not receive a majority of the votes cast for their election. In addition, Kraft Foods does not have a “poison pill,” a common anti-takeover defense.

Mr. Steiner criticizes Kraft Foods’ corporate governance practices and your directors, citing outdated and potentially misleading information. Annually, the Nominating and Governance Committee assesses Board practices and director contributions. Every member of your Board brings exceptional boardroom and other relevant experience to Kraft Foods’ Board (see “Item 1. Election of Directors – Director Nominees” for their biographies).

This proposal is not in your best interests. The Board recommends that you vote AGAINST this proposal.

OTHER MATTERS THAT MAY BE

PRESENTED AT THE ANNUAL MEETING

Management does not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?

We will hold our Annual Meeting on Tuesday, May 18, 2010, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The Center will open to shareholders at 8:00 a.m. CDT. Directions to the Center are included at the end of this Proxy Statement.

2.	Why am I receiving these proxy materials?

We are providing you with this Proxy Statement, the Form 10-K, the letter to shareholders, and/or the proxy card (proxy materials) in connection with our Board’s solicitation of proxies to be voted at the Annual Meeting. These materials describe the voting procedures and the matters to be voted on at the Annual Meeting.

3.	How is Kraft Foods distributing proxy materials?

Under SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of proxy materials to each shareholder. On or about March 30, 2010, we began mailing to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Form 10-K online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and the Form 10-K. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis.

We will send copies of proxy materials, including the Form 10-K, free of charge to any shareholder who requests copies in writing to: Wells Fargo Shareowner Services, For Kraft Foods Inc., P.O. Box 64874, St. Paul, Minnesota 55164-0874.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-866-697-9377 in the U.S. and Canada or 1-651-450-4064 from outside the U.S. and Canada;

•	Via the Internet: Access the Internet and go to www.ematerials.com/kft and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at ep@ematerials.com with “KFT Materials Request” in the subject line. Your e-mail must include the following information:

•	the 3-digit company number and the 11-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	if you choose e-mail delivery, an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.

We also provide these materials, including the Form 10-K, on our Web site at www.kraftfoodscompany.com/investor.

4.	Who is entitled to vote at the Annual Meeting?

The Board established March 11, 2010 as the record date (the “Record Date”) for the Annual Meeting. Only shareholders of record owning our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting, and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,731,172,839 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

5.	What proposals are being presented for shareholder vote at the Annual Meeting?

Three proposals are scheduled for shareholder vote at the Annual Meeting:

ITEM 1. Election of Directors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THESE NOMINEES TO THE BOARD, EACH FOR A TERM EXPIRING AT THE 2011 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY CHOSEN AND QUALIFIED:

• Ajaypal S. Banga	• John C. Pope

• Myra M. Hart	• Fredric G. Reynolds

• Lois D. Juliber	• Irene B. Rosenfeld

• Mark D. Ketchum	• Jean François M.L. van Boxmeer

• Richard A. Lerner, M.D.	• Deborah C. Wright

• Mackey J. McDonald	• Frank G. Zarb

You can find information about the Board nominees, including each of their business backgrounds, under the heading “Item 1: Election of Directors – Director Nominees” in this Proxy Statement.

ITEM 2. Ratification of the Selection of Independent Auditors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS KRAFT FOODS’ INDEPENDENT AUDITORS FOR THE YEAR 2010.

You can find information about our relationship with PricewaterhouseCoopers LLP under the headings “Audit Committee Matters” and “Item 2: Ratification of the Selection of Independent Auditors” in this Proxy Statement.

ITEM 3. Shareholder Proposal Regarding Shareholder Action by Written Consent. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

You can find information about the shareholder proposal under the heading “Item 3. Shareholder Proposal Regarding Shareholder Action by Written Consent” in this Proxy Statement.

Management does not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

6.	What is the quorum requirement?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the Record Date are represented at the Annual Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	in person at the Annual Meeting.

Abstentions and broker non-votes will be counted for determining whether a quorum is present for the Annual Meeting.

7.	What are the voting choices on Item 1, the election of directors?

You may vote FOR all nominees, vote AGAINST all nominees, vote FOR specific nominees, or vote AGAINST specific nominees. You may also ABSTAIN, which will have no effect on the election of directors.

8.	What vote is needed to elect directors?

Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more FOR votes than AGAINST votes. Abstentions and broker non-votes are not considered as FOR votes or AGAINST votes for the nominees and will have no effect on the election of directors.

Please note that the NYSE recently amended its rules regarding broker discretionary voting. Unlike prior years, the NYSE rules do not give brokers discretionary authority to vote on the election of directors. This means that your broker, bank, or other nominee cannot vote your shares unless you provide it with voting instructions. Therefore, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on the election of directors. See Question 12 below for more information about holding shares in street name and broker discretionary voting.

To implement our majority voting By-Law, our Guidelines provide that, in an uncontested election, any nominee for director who receives a greater number of AGAINST votes than FOR votes must tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee then recommends to the Board whether to accept or reject the resignation.

Under our Guidelines and in accordance with Virginia law, if an incumbent director nominated for re-election is not elected at the Annual Meeting, the director must tender his or her resignation but will continue to serve until the Board decides whether to accept the resignation. Any director who tenders his or her resignation pursuant to this provision of our Guidelines will not participate in the Nominating and Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified.

In contested elections, the vote standard is a plurality of votes cast.

9.	What are the voting choices on Item 2, the ratification of the selection of the independent auditors, and Item 3, the shareholder proposal regarding shareholder action by written consent?

You may vote FOR, AGAINST, or ABSTAIN on each of Items 2 and 3.

10.	What vote is needed to approve Items 2 and 3?

Approval of the ratification of the selection of independent auditors (Item 2) and adoption of the shareholder proposal (Item 3) each requires that the number of FOR votes exceeds the number of AGAINST votes. Abstentions and broker non-votes are not considered as FOR votes or AGAINST votes for these proposals and will have no effect on the outcome of the proposals.

11.	What other matters may arise at the Annual Meeting?

Other than Items 1, 2, and 3 described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2009 Proxy Statement. They are similar to those described under the heading “2011 Annual Meeting of Shareholders” in this Proxy Statement. If any other matter is properly brought before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on such matter in their discretion.

12.	What is the difference between holding shares as a registered shareholder and holding shares in street name?

If your shares are owned directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a registered shareholder of those shares.

If your shares are held by a broker, bank, or other nominee, you hold those shares in street name. Your broker, bank, or other nominee will ask you how you want your shares to be voted. If you provide the broker, bank, or other nominee with voting instructions, your shares will be voted as you direct. If you do not provide voting instructions, one of two things can happen, depending on the type of proposal:

•

on the election of directors (Item 1) and the shareholder proposal (Item 3), your broker, bank, or other nominee may not vote your shares in its discretion, and as a result, your shares will not be voted on these proposals; and

•	on the ratification of the selection of the independent auditor (Item 2), your broker, bank, or other nominee may vote your shares in its discretion.

13.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 11:59 p.m. CDT on Monday, May 17, 2010;

•

by telephone, if you are located within the U.S. and Canada. Call 1-800-560-1965 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. CDT on Monday, May 17, 2010;

•	by returning a properly executed proxy card. Your proxy card must be received before the polls close at the Annual Meeting on Tuesday, May 18, 2010; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration directions described in Question 27 below.

If you hold your shares in street name, you may vote:

•

via the Internet at www.proxyvote.com (12-digit control number is required), by telephone, or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank, or other nominee makes available; or

•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank, or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration directions described in Question 27 below.

14.	I am a current/former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plans(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. For voting purposes, your proxy card includes all shares allocated to your Kraft Foods Stock Fund account(s), shares you may hold at our transfer agent as a registered shareholder, and any shares of restricted stock you may hold. When you submit your proxy, you are directing the plan(s) trustee(s) how to vote the shares allocated to your Kraft Foods Stock Fund account(s) in addition to directing the voting of all other shares included on your proxy card.

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Foods Stock Fund account(s), you must vote the shares by 11:59 p.m. CDT on Sunday, May 16, 2010. If your voting instructions are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered shareholders described in Question 13 above to cast your vote. Although you may attend the Annual Meeting, you may not vote shares held in your Kraft Foods Stock Fund account(s) at the meeting.

15.	I am a current/former Kraft Foods employee and hold shares of restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes. If you hold shares of restricted stock, you should follow the instructions for registered shareholders described in Question 13 above to vote your shares. If you do not vote your shares, they will not be voted, so please vote your shares. For voting purposes, your proxy card includes your shares of restricted stock, shares you may hold in a Kraft Foods Stock Fund account(s), and any shares you may hold at our transfer agent as a registered shareholder.

16.	How do I vote if I participate in Kraft Foods’ Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders described in Question 13 above to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted, so please vote your shares.

17.	I hold CREST depository interests (“CDIs”) that represent entitlements to shares of Kraft Foods common stock as a result of Kraft Foods’ recent acquisition of Cadbury. Can I vote the shares of Kraft Foods common stock underlying my CDIs? If so, how do I vote?

Yes, you can vote these shares. We have entered into an agreement with Computershare Investor Services PLC (“Computershare”), as voting agent for Kraft Foods, and Euroclear UK & Ireland Limited

(“Euroclear”), as depository for the CDIs, that will enable you to vote your underlying shares of Kraft Foods common stock at the Annual Meeting. Euroclear has agreed to pass its voting rights with respect to the shares of our common stock underlying CDIs to CDI holders. Computershare will send all CREST participants (including nominee companies and sponsored individuals) that hold CDIs a notice and proxy voting card that allow these participants to attend and vote at the Annual Meeting. If you are a CREST participant, you should return the proxy voting card to Computershare, which will then arrange to vote your underlying shares of Kraft Foods common stock according to your instructions.

If Computershare holds your CDIs on your behalf within Kraft Foods Corporate Sponsored Nominee Service, then Computershare is the international nominee for your CDIs. As discussed above, Computershare will send you a notice with details about the Annual Meeting and a proxy voting card. You may direct Computershare how to vote your underlying shares via the Internet on Computershare’s Web site or by returning your proxy voting card to Computershare according to the instructions in Computershare’s notice and proxy voting card by 11:59 p.m., London time, on Wednesday, May 12, 2010, which is earlier than the voting deadlines listed above in Question 13. Computershare, as your proxy, will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your CDIs. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card (which may differ from the voting instructions described in other parts of this Proxy Statement and in Computershare’s notice and proxy voting card) to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card, which is earlier than the voting deadlines listed above in Question 13. We cannot confirm the information that may be included in your nominee’s notice and proxy voting card, including your nominee’s voting instructions and deadline, whether your nominee will provide you with copies of the proxy materials, or instructions on how to attend and vote in person at the Annual Meeting. You may access and receive copies of the proxy materials, including the Form 10-K, by following the instructions in Question 3 above.

If you hold CDIs and have questions about voting your shares of Kraft Foods common stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

18.	May I change my vote?

Yes. If you are a registered shareholder and would like to change your vote after submitting your proxy but prior to the Annual Meeting, you may do so by (a) signing and submitting another proxy with a later date, (b) voting again by telephone or the Internet, or (c) voting in person at the Annual Meeting. Alternatively, if you would like to revoke your proxy, you may submit a written revocation of your proxy to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If your shares are held in street name, contact your broker, bank, or other nominee for specific instructions on how to change or revoke your vote. Please refer to Question 13 above for additional details about voting your shares held in street name.

19.	How are my shares voted by the proxies?

The persons named as proxies on the proxy card must vote your shares as you instruct them on your proxy card. If you do not give a specific instruction on any proposal scheduled for vote at the Annual Meeting but you have authorized the proxies generally to vote, they will vote in accordance with the Board’s recommendation on that proposal. Your authorization would exist, for example, if you merely sign, date, and return your proxy card.

20.	Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder or if you hold shares of restricted stock, your shares will not be voted unless you vote as instructed in Question 13 above, or attend the Annual Meeting and vote your shares in person, so please vote your shares.

If you hold your shares in street name, under the NYSE rules, your broker, bank, or other nominee may vote on your behalf only on routine matters if you do not furnish voting instructions. For the Annual Meeting, the ratification of the selection of independent auditors (Item 2) is considered a routine matter. However, the election of directors (Item 1) and the approval of the shareholder proposal (Item 3) are considered non-routine matters. As a result, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on Items 1 and 3, so please vote your shares.

In addition, if you are a current or former employee and had investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan on the Record Date, you can direct the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on Sunday, May 16, 2010, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received. Please refer to Question 14 above for additional details about voting shares held in the Kraft Foods Stock Fund(s).

21.	Is it safe to vote via the Internet or telephone?

Yes. The Internet and telephone voting procedures were designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

22.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers, or employees may solicit proxies or votes in person, by telephone, or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

We retained Georgeson Inc. to aid in soliciting votes for the Annual Meeting for a total fee of $15,000 plus reasonable expenses.

23.	What is “Householding”?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm, bank, or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Shareholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered. A shareholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting Broadridge Financial Solutions, Inc. in writing to its Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding, please contact your broker, bank, or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you are a registered shareholder, we sent you and each registered shareholder at your address separate Notices or sets of proxy materials.

24.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers, or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us, or (d) as necessary to allow the independent inspector of election to certify the results.

25.	Who counts the votes?

Wells Fargo Bank, N.A. will receive and tabulate the proxies. IVS Associates, Inc. will act as the independent inspector of election and will certify the results.

26.	How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 24, 2010. The Form 8-K will be available at www.kraftfoodscompany.com/investor/sec-filings-annual-report and on the SEC’s Web site at www.sec.gov.

27.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. CDT on Sunday, May 16, 2010. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	checking the appropriate box(es) on the Internet voting site;

•	following the prompts on the telephone voting site; or

•	checking the appropriate box(es) on your proxy card.

If you hold your shares in street name, please notify us in writing that you will attend and whether you intend to bring a guest. In your written notification, please include a proof of ownership of our common stock (such as a letter from your broker, bank, or other nominee, a photocopy of your current account statement, or a copy of your voting instruction form); please also provide contact information where we can reach you if there is a problem with your notification. Send your notification by mail, fax, or e-mail as follows:

By mail:	By fax:	By e-mail
Kraft Foods Inc.	(877) 260-0406 (toll-free within the U.S.)	ccinek@georgeson.com
c/o Georgeson Inc.	(212) 440-9009 (from outside the U.S.)
Attention: Christopher Cinek	Attention: Christopher Cinek
199 Water Street, 26th Floor
New York, NY 10038

For your comfort, security, and safety, we will not allow any large bags, briefcases, packages, or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow electronic devices into the Annual Meeting. These include, but are not limited to, cellular and digital phones, cameras, audio and video recorders, laptops, and pagers. We welcome assistance animals for the disabled, but do not allow pets.

28.	May I ask questions at the Annual Meeting?

Yes. Shareholders may ask questions and make remarks related to the matters being voted on as those matters are presented. The Chairman will entertain shareholders’ questions and comments of a more general nature following the voting.

2011 ANNUAL MEETING OF SHAREHOLDERS

We presently anticipate that the 2011 Annual Meeting of Shareholders will be held on or about May  24, 2011.

Shareholder Nominations and Proposals for the 2011 Annual Meeting

Our By-Laws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or to propose business for consideration at that meeting for inclusion in the proxy statement, the shareholder must deliver written notice containing the information required by our By-Laws to our Corporate Secretary, not later than the 120th day, and not earlier than the 150th day, before the first anniversary of the preceding year’s annual meeting, however if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then not less than 60 days before the date of the applicable annual meeting. Accordingly, a shareholder must provide notice of a nomination or proposal to our Corporate Secretary on or after December 19, 2010 and on or before January 18, 2011 to be considered at the 2011 Annual Meeting.

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2011 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 30, 2010.

All proposals must be in writing and should be mailed to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. A copy of our By-Laws may be obtained from our Corporate Secretary by written request to the same address, and also is available on our Web site at www.kraftfoodscompany.com/investor/corporate-governance.

March 30, 2010	Carol J. Ward Vice President and Corporate Secretary

Exhibit A

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

($ in millions, unaudited)

Net Revenues

For the Twelve Months Ended December 31,

					% Change
	As Reported (GAAP)	Impact of Divestitures	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)
2009 Reconciliation
North America	$23,662	$(44)	$ 199	$23,817	(1.2)%	(0.4)%
Europe	8,768	(15)	640	9,393	(9.9)%	(1.0)%
Developing Markets	7,956	(14)	1,058	9,000	(3.5)%	9.9%

Kraft Foods	$40,386	$(73)	$1,897	$42,210	(3.7)%	1.5%

2008 Reconciliation
North America	$23,956	$ (55)	$ —	$23,901
Europe	9,728	(243)	—	9,485
Developing Markets	8,248	(57)	—	8,191

Kraft Foods	$41,932	$(355)	$ —	$41,577

Operating Income

For the Twelve Months Ended December 31, 2009

	As Reported (GAAP)	(G)/L on Divestitures	Impact of Divestitures	Impact of Currency	Excluding Divestitures and Currency (Non-GAAP)
Segment Operating Income:
North America	$4,084	$(11)	$(11)	$ 38	$4,100
Europe	785	17	(2)	117	917
Developing Markets	936	—	(1)	176	1,111

Unrealized G/(L) on Hedging Activities	203	—	—	—	203
HQ Pension	(165)	—	—	—	(165)
General Corporate Expenses	(293)	—	—	—	(293)
Amortization of Intangibles	(26)	—	—	(3)	(29)

Kraft Foods	$3,843	$ 6	$(14)	$326	$5,844

Cash Flows

For the Twelve Months Ended December 31, 2009

	North America	Europe	Developing Markets	Kraft Foods
Net Cash Provided by Operating Activities (GAAP)	$3,729	$1,086	$ 864	$5,084
Capital Expenditures	(719)	(292)	(319)	(1,330)

Free Cash Flow (Non-GAAP)	$3,010	$794	$ 545	$3,754
Voluntary Pension Contribution	400	—	—	400

Adjusted Free Cash Flow (Non-GAAP)	$3,410	$794	$ 545	$4,154

A-1

MAPS AND DIRECTIONS

2010 Annual Meeting of Shareholders

May 18, 2010 • 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard, Skokie, Illinois 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd. turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd. turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 north, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. where you will see the building. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. At the next light, Foster St., you will turn left. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST    Item 3.

Item 1:	Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Ajaypal S. Banga	☐	☐	☐	g.	John C. Pope	☐	☐	☐

b.	Myra M. Hart	☐	☐	☐	h.	Fredric G. Reynolds	☐	☐	☐

c.	Lois D. Juliber	☐	☐	☐	i.	Irene B. Rosenfeld	☐	☐	☐

d.	Mark D. Ketchum	☐	☐	☐	j.	J.F. van Boxmeer	☐	☐	☐

e.	Richard A. Lerner, M.D.	☐	☐	☐	k.	Deborah C. Wright	☐	☐	☐

f.	Mackey J. McDonald	☐	☐	☐	l.	Frank G. Zarb	☐	☐	☐

Item 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2010.	☐	For	☐	Against	☐	Abstain

Item 3. Shareholder proposal regarding shareholder action by written consent.	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

☐     I will attend the Annual Meeting.

☐     I will bring a guest to the Annual Meeting (one guest allowed).

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card.

KRAFT FOODS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 18, 2010

9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, IL    60077

Kraft Foods Inc. Three Lakes Drive Northfield, IL 60093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Item 3.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Irma Villarreal and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

In addition, if you are a current or former Kraft Foods employee and have investments in the Kraft Foods Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/ Employee Savings Plan on March 11, 2010, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on May 16, 2010, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Foods Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/kft	1-800-560-1965

Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 17, 2010.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 17, 2010.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.